As filed with the Securities and Exchange Commission on February 17 , 2009
Registration No. 333-157263

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________
Amendment No. 1 to Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
__________________________________
Capitol Bancorp Ltd.
(Exact name of registrant as specified in its charter)

MICHIGAN	6711	38-2761672
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, Michigan 48933
(517) 487-6555

(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Cristin K. Reid, Esq.
200 Washington Square North, Fourth Floor
Lansing, Michigan 48933
(517) 487-6555

(Name and address, including zip code, and telephone number, including area code, of agent for service)
___________________________
Copy to:

Phillip D. Torrence, Esq.
Honigman Miller Schwartz and Cohn, LLP
444 West Michigan Avenue
Kalamazoo, Michigan 49007-3714
(269) 337-7702

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer                          [_]                                Accelerated filer                                                      [x]
Non-accelerated filer                            [_]                                Smaller reporting company                                    [_]

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities Being Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee
Common stock (no par value)	341,602	$5.61	$1,916,387.22	$76 (3)

(1)
Based on 428,800 shares of common stock, $5.00 par value, of Bank of Auburn Hills ("BAH"), which is the maximum number of shares of BAH common stock (excluding shares held by Capitol Bancorp Limited ("Capitol")) that may be issued and outstanding immediately prior to the consummation of the exchange transaction (assuming exercise of outstanding BAH stock options), multiplied by the exchange ratio of 0.58.  Also assumes the exercise of 82,901 warrants issued pursuant to the terms of the share exchange agreement.  Shareholders of BAH will also receive one-third of one warrant for each share of Capitol common stock received in the exchange.

(2)
Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, the registration fee has been calculated based on a price of $5.61 per share of Capitol common stock (the average of the high and low prices for shares of common stock of Capitol reported on the New York Stock Exchange on February 10, 2009) and the estimated number of Capitol shares that may be issued in the consummation of the share exchange transaction contemplated (including the assumed exercise of warrants).

(3)	Previously remitted.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

2

PROXY STATEMENT/PROSPECTUS
PROPOSED PLAN OF SHARE EXCHANGE

The Board of Directors of Bank of Auburn Hills ("BAH") has approved a Plan of Share Exchange that contemplates the exchange of the shares of BAH common stock held by all shareholders other than Capitol Bancorp Limited ("Capitol" or “CBC”).  If the share exchange is approved, BAH will become a wholly-owned subsidiary of Capitol.

If the share exchange is approved, each share of BAH common stock will be converted into the right to receive a combination of Capitol common stock and warrants to purchase Capitol common stock according to an exchange ratio.  The exchange ratio has been calculated by dividing 150% of the fully-diluted adjusted book value per share of BAH common stock in accordance with GAAP as of September 30, 2008 ($11.724), by $20.37, a negotiated fixed price for Capitol's common stock, which equaled Capitol's book value per share as of September 30, 2008.  Each shareholder of BAH will receive in the exchange 0.58 shares of Capitol common stock for each share of BAH common stock.  Additionally, holders of BAH common stock will receive one-third of one warrant to purchase shares of Capitol's common stock for each share of Capitol common stock received in the exchange.  Each warrant permits the holder to purchase one share of Capitol's common stock.  The warrants will be immediately exercisable, have an exercise price of $20.37 and will expire after three years.  Fractional warrants will not be issued.  The closing price of Capitol’s common stock reported by the NYSE on February 13 , 2009 was $ 4.99 .

Capitol estimates that it will issue, to BAH shareholders other than Capitol in the exchange, approximately 248,704 shares of CBC's common stock and 82,901 warrants to purchase shares of CBC's common stock, but could be less if all outstanding stock options of BAH are not exercised.  Those shares will represent less than 5% of the outstanding Capitol common stock after the exchange.  Capitol's common stock currently trades on the New York Stock Exchange under the symbol "CBC."

BAH's Board of Directors has scheduled a special meeting of BAH shareholders to vote on the Plan of Share Exchange.  The attached proxy statement/prospectus includes detailed information about the time, date and place of the special shareholders' meeting.

This document gives you detailed information about the meeting and the proposed exchange.  You are encouraged to read this document carefully.  IN PARTICULAR, YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 14 FOR A DESCRIPTION OF VARIOUS RISKS YOU SHOULD CONSIDER IN EVALUATING THE EXCHANGE OF YOUR BAH COMMON STOCK FOR CAPITOL'S COMMON STOCK.

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NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED
THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED
IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE.  ANY REPRESENTATION
TO THE CONTRARY IS A CRIMINAL OFFENSE.
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This proxy statement/prospectus is dated February  17 , 2009, and is first being mailed to shareholders of BAH on or about February  18 , 2009.

[This page intentionally left blank]

TABLE OF CONTENTS

ANSWERS TO FREQUENTLY ASKED QUESTIONS	5

SUMMARY	8
Reasons for the Exchange	8
The Special Shareholders' Meeting	8
Recommendation to Shareholders	9
Votes Required	9
Record Date; Voting Power	9
What Shareholders will Receive in the Exchange	9
Accounting Treatment	9
Federal Income Tax Consequences of the Exchange to BAH Shareholders	10
Dissenters' Rights	10
Fairness Opinion	10
The Plan of Share Exchange	10
Termination of the Exchange	10
Your Rights as a Shareholder Will Change	10
Forward-Looking Statements May Prove Inaccurate	10

SELECTED CONSOLIDATED FINANCIAL DATA	12

RISK FACTORS	14

RECENT DEVELOPMENTS	22

COMPARATIVE HISTORICAL, PRO FORMA AND PRO FORMA EQUIVALENT
PER SHARE INFORMATION	23

CAPITALIZATION	24

DIVIDENDS AND MARKET FOR COMMON STOCK	25

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	26

INFORMATION ABOUT CAPITOL	27

INFORMATION ABOUT BAH	27

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION	29

THE EXCHANGE	32
General	32
Background of the Exchange	32
BAH's Reasons for the Exchange	32
Capitol's Reasons for the Exchange	33
Terms of the Exchange	33
Fairness Opinion	33
BAH Board Recommendation	34
Accounting Treatment	34
Pro Forma Data	34
Certain U.S. Federal Income Tax Consequences	34
Regulatory Matters	37
Dissenters' Rights	37
Federal Securities Laws Consequences; Stock Transfer Restrictions	37

TABLE OF CONTENTS - Continued

THE CLOSING	38
Effective Time	38
Shares Held by Capitol	38
Procedures for Surrender of Certificates; Fractional Shares	38
Fees and Expenses	39
Stock Market Listing	39
Amendment and Termination	39

THE SPECIAL SHAREHOLDERS' MEETING	40
Date, Time and Place	40
Matters to be Considered at the Special Shareholders' Meeting	40
Record Date; Stock Entitled to Vote; Quorum	40
Votes Required	40
Share Ownership of Management	40
Voting of Proxies	41
General Information	41
Solicitation of Proxies; Expenses	41

COMPARISON OF SHAREHOLDER RIGHTS	42

DESCRIPTION OF THE CAPITAL STOCK OF CAPITOL	43
Rights of Common Stock	44
Shares Available for Issuance	44
Capitol's Preferred Securities	45
Anti-Takeover Provisions	45

WHERE YOU CAN FIND MORE INFORMATION	47

LEGAL MATTERS	49

EXPERTS	49

LIST OF ANNEXES

ANSWERS TO
FREQUENTLY ASKED QUESTIONS

Q:           Why am I receiving these materials?

A:
BAH's Board of Directors has approved the proposed exchange of BAH's common stock not owned by Capitol for shares of common stock of Capitol.  The exchange requires the approval of BAH's shareholders.  BAH is sending you these materials to help you decide whether to approve the exchange.

Q:           What will I receive in the exchange?

A:
You will receive shares of CBC common stock, which are publicly traded currently on the New York Stock Exchange under the symbol "CBC."  Based on information as of September 30, 2008 as to the value of BAH, if the exchange is approved, you would receive 0.58 shares of CBC common stock for each share of BAH common stock you own.  Additionally, you would receive one warrant for every three shares of Capitol common stock you receive in the exchange.  Each warrant permits the holder to purchase one share of Capitol's common stock.  The warrants will be immediately exercisable, have an exercise price of $20.37 and will expire after three years.  Fractional warrants will not be issued and any fractional shares will be paid in cash.

Q:           What do I need to do now?

A:
After you have carefully read this document, indicate on the enclosed proxy card how you want to vote.  Sign and mail the proxy card in the enclosed prepaid return envelope as soon as possible.  You should indicate your vote now even if you expect to attend the special shareholders' meeting and vote in person.  Indicating your vote now will not prevent you from later canceling or revoking your proxy right up to the day of the special shareholders' meeting and will ensure that your shares are voted if you later find you cannot attend the special shareholders' meeting.

Q:	What do I do if I want to change my vote?

A:	You may change your vote:

•	by sending a written notice to the President of BAH prior to the special shareholders' meeting stating that you would like to revoke your proxy;

•	by signing a later-dated proxy card and returning it by mail prior to the special shareholders' meeting, no later than March 17 , 2009; or

•	by attending the special shareholders' meeting and voting in person.

Q:           What vote is required to approve the exchange?

A:
In order to complete the exchange, holders of a majority of the shares of BAH common stock (other than Capitol) must approve the Plan of Share Exchange.  If you do not vote your BAH shares, the effect will be a vote against the Plan of Share Exchange.

Q:	Should I send in my stock certificates at this time?

A:	No. After the exchange is approved, Capitol or Capitol's stock transfer agent will send BAH shareholders written instructions for exchanging their stock certificates.

Q:           When do you expect to complete the exchange?

A:
As quickly as possible after  March 18 , 2009.  Approval by BAH's shareholders at the special shareholders' meeting must be obtained first.  It is anticipated the exchange will be completed by  March 31 , 2009.

Q:	Where can I find more information about Capitol?

A:
This document incorporates important business and financial information about Capitol from documents filed with the SEC that have not been delivered or included with this document.  This information is available to you without charge upon written or oral request.  You can obtain the documents incorporated by reference in this proxy statement/prospectus through the Securities and Exchange Commission website at www.sec.gov or by requesting them in writing or by telephone from Capitol at the following address:

Capitol Bancorp Limited
Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, Michigan 48933
Attention:  General Counsel
Telephone Number:  (517) 487-6555

IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL SHAREHOLDERS' MEETING, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN  MARCH 9 , 2009.

For more information on the matters incorporated by reference in this document, see "Where You Can Find More Information".

WHO CAN ANSWER YOUR QUESTIONS?

If you have additional questions, you should contact:

Bank of Auburn Hills
1988 Opdyke Road
Auburn Hills, MI 48326-2662
(248) 370-8200
Attention:  Neal Searle
President

or

Capitol Bancorp Limited
Capitol Bancorp Center
200 N. Washington Square, Fourth Floor
Lansing, Michigan 48933
(517) 487-6555
Attention:  Brian K. English
General Counsel

If you would like additional copies of this
proxy statement/prospectus you should contact:
Capitol Bancorp Limited at the above address and phone number.

SUMMARY

This section summarizes material information presented in greater detail elsewhere in this proxy statement/prospectus.  However, this summary does not contain all of the information that may be important to BAH shareholders. Important information is contained elsewhere in this prospectus and the other documents to which this prospectus refers, all of which should be carefully reviewed by BAH shareholders.  You are urged to read the entire proxy statement/prospectus, including the information set forth in the section entitled “Risk Factors” beginning on page 14 and the attached exhibits and annexes.  Also, see "Where You Can Find More Information" on page 47.

Capitol Bancorp Limited is a bank holding company with executive offices located at the Capitol Bancorp Center, 200 Washington Square North, Lansing, Michigan 48933 and 2777 East Camelback Road, Suite 375, Phoenix, Arizona 85016.  Capitol's telephone number at its Lansing, Michigan location is (517) 487-6555 and at its Phoenix, Arizona location is (602) 955-6100.

Capitol is a uniquely structured affiliation of community banks.  It currently has 64 wholly or majority-owned bank subsidiaries, including Bank of Auburn Hills.  Each bank is viewed by management as being a separate business from the perspective of monitoring performance and allocation of financial resources.  Capitol uses a unique strategy of bank development and related ownership.

Capitol's operating strategy is to provide transactional, processing and administrative support and mentoring to aid in the effective growth and development of its banks.  It provides access to support services and management with significant experience in community banking.  These administrative and operational support services do not require a direct interface with the bank customer and therefore can be consolidated more efficiently without affecting the bank customer relationship.  Capitol's banks have full decision-making authority in structuring and approving loans and in the delivery and pricing of other banking services.

Bank of Auburn Hills is a commercial bank with its headquarters at 1988 Opdyke Road, Auburn Hills, Michigan 48326-2662.  BAH's telephone number is (248) 370-8200.

BAH has been, since it commenced business, an affiliate and majority-owned subsidiary of Capitol.  BAH commenced the business of banking in July 2005.  BAH offers a full range of commercial banking services.

BAH contracts with Capitol to provide certain back-room functions including data processing services and general managerial oversight.  This provides BAH with accessibility to individuals experienced in issues that may arise in accounting, legal, risk management, human resources, loan administration and other areas without the overhead burden of having the need to have such staff at the bank.  BAH is charged a monthly fee for administrative and managerial services provided by Capitol and a separate monthly fee, based on activity, for the data processing and technology services and will continue to do so following the proposed share exchange.  During 2008, these monthly fees approximated $26,000.  While Capitol bases its monthly fees on the cost of providing services to the bank, there can be no assurance that Capitol will be providing these services at the lowest cost available.

Reasons for the Exchange (page 32)

It is believed that the exchange will provide you with greater liquidity and flexibility because Capitol's common stock is publicly traded.  The exchange will also provide you with greater diversification, since Capitol is active in more than one geographic area and across a broader customer base.

The Special Shareholders' Meeting (page 40)

The special meeting of BAH shareholders will be held on  March 18 , 2009 at 9 :30 a.m., local time, at Bank of Auburn Hills at 1988 Opdyke Road, Auburn Hills, Michigan 48326-2662.  At the special shareholders' meeting, you will be asked to approve the Plan of Share Exchange.

Recommendation to Shareholders (page 34)

The BAH board believes that the proposed exchange is fair to the shareholders of BAH and in the best interests of both you and BAH and recommends that you vote FOR approval of the share exchange.

Votes Required (page 40)

Approval of the Plan of Share Exchange requires the favorable vote of a majority of the outstanding shares of BAH common stock excluding the shares of BAH held by Capitol.  This is more than the vote required by law, but BAH's board has set the vote requirement to be sure the exchange is what you, the shareholders of BAH, want.  Capitol owns 51% of the outstanding shares of BAH common stock.  BAH's Board of Directors and officers hold 7.89% of the outstanding shares of BAH common stock, excluding shares which could be obtained upon exercise of outstanding stock options, or 15.43% of all shares not held by Capitol.  It is anticipated that the Board of Directors will vote their shares FOR approval of the Plan of Share Exchange.

Record Date; Voting Power (page 40)

BAH shareholders may vote at the special shareholders' meeting if they owned shares of common stock at the close of business on February 11 , 2009.  At the close of business on February 11 , 2009, 392,000 shares of BAH common stock were outstanding (excluding shares held by Capitol).  For each share of BAH common stock that you owned as of the close of business on that date, you will have one vote in the vote of common shareholders at the special shareholders' meeting on the proposal to approve the Plan of Share Exchange.

What Shareholders Will Receive in the Exchange (page 33)

If the share exchange is approved, each share of BAH common stock will be converted into a combination of Capitol's common stock and warrants to purchase common stock of Capitol.  The common stock element of the exchange ratio has been calculated by dividing 150% of the fully-diluted adjusted book value per share of BAH common stock in accordance with GAAP as of September 30, 2008, by the fixed price of $20.37.

BAH Share Value.  The fully-diluted adjusted book value of each share of BAH common stock in accordance with GAAP on September 30, 2008 was $11.724.  The exchange ratio was determined by using the actual fully-diluted book value per share of BAH common stock as of September 30, 2008.

Capitol Share Value.  The share value of $20.37 for each share of Capitol common stock is an amount that has been negotiated by the boards of directors of Capitol and BAH and is equal to Capitol's book value per share as of September 30, 2008.

Based on the exchange ratio, and if the exchange is approved, each shareholder will receive 0.58 shares of Capitol common stock for each share of BAH common stock, excluding the warrants.

Each BAH shareholder (except Capitol) will receive shares of Capitol common stock in exchange for his, her or their BAH common stock calculated by multiplying the number of shares of BAH common stock held by the shareholder by the exchange ratio.  Any fractional shares will be paid in cash.  Additionally, each shareholder will receive one-third of one warrant to purchase CBC common stock for each share of Capitol common stock received in the exchange.  The warrants will be immediately exercisable, have an exercise price of $20.37 and expire in three years.  Fractional warrants will not be issued.

Accounting Treatment (page 34)

Capitol's acquisition of the shares of BAH not already owned by Capitol will be accounted for as an acquisition of a noncontrolling interest of a subsidiary.  As BAH is a wholly-owned subsidiary of Capitol, following the exchange, all of BAH's results from operations will be included in Capitol's income statement, as opposed to only a portion, which is currently reported.

Federal Income Tax Consequences of the Exchange to BAH Shareholders (page 34)

The exchange should be treated as a taxable exchange for United States federal income tax purposes.  Accordingly, BAH shareholders generally will recognize gain or loss for United States federal income tax purposes on the exchange of their BAH shares for shares of Capitol’s common stock and warrants in the exchange.  The discussion on the U.S. federal income tax consequences is subject to certain assumptions that may limit its application in particular instances.

Federal income tax matters are very complicated, and the federal income tax consequences to each BAH shareholder will depend on the facts of that shareholder’s situation.  You are urged to consult your tax advisor for a full understanding of the tax consequences of the exchange to you.

Dissenters' Rights (page 37)

Michigan law provides that if the consideration in a share exchange is shares listed on a national securities exchange, the holders of the stock to be exchanged are not entitled to dissenters’ rights.  Since Capitol's common stock is listed on a national securities exchange, there are no dissenters’ rights.

Fairness Opinion (page 33)

A financial fairness opinion was not obtained in regards to the proposed share exchange transaction.  In deciding to approve the exchange, the BAH board determined that the consideration to be received in the exchange by holders of BAH common stock is fair from a financial point of view, and therefore, did not engage a financial advisor to issue a fairness opinion.

The Plan of Share Exchange (page 32)

The Plan of Share Exchange is attached as Annex A to this proxy statement/prospectus.  You are encouraged to read the Plan of Share Exchange because it is the legal document that governs the exchange.

Termination of the Exchange (page 39)

BAH and Capitol can jointly agree to terminate the plan of exchange at any time without completing the exchange.

BAH can terminate the exchange if a majority of BAH's shareholders (other than Capitol) fail to approve the exchange at the special shareholders' meeting; or a governmental authority prohibits the exchange.

Your Rights as a Shareholder Will Change (page 42)

Your rights as a BAH shareholder are determined by Michigan's banking law and by BAH's articles of incorporation and bylaws.  When the exchange is completed, your rights as a Capitol stockholder will be determined by Michigan law relating to business corporations (not the banking law) and by Capitol's articles of incorporation and bylaws.  See "Comparison of Shareholder Rights."

Forward-Looking Statements May Prove Inaccurate (Page 25)

Capitol has made forward looking statements in this document, and in certain documents referred to in this prospectus, that are subject to risks and uncertainty.  Such statements include, but are not limited to: statements with respect to Capitol's plans, objectives, expectations and intentions and other statements that are not historical facts; and other statements identified by words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "projects" and other similar expressions.  These statements are based upon Capitol's current beliefs and expectations and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the results of management's efforts to implement Capitol's business strategy including planned expansion into new markets;

•	adverse changes in the banks' loan portfolios and the resulting credit risk-related losses and expenses;

•	adverse changes in the economy of the banks' market areas that could increase credit-related losses and expenses;

•	adverse changes in real estate market conditions that could also negatively affect credit risk;

•	the possibility of increased competition for financial services in Capitol's markets;

•	fluctuations in interest rates and market prices, which could negatively affect net interest margins, asset valuations and expense expectations;

•	liquidity in current financial markets and the economy;

•	uncertainty resulting from the Emergency Economic Stabilization Act of 2008; and

•	other factors described in "Risk Factors".

Additional factors that could cause Capitol's results to differ materially from those described in the forward-looking statements can be found in Capitol's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form l0-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC's Internet site at http://www.sec.gov.  Capitol does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.

Notwithstanding any statement in this prospectus, Capitol acknowledges that the safe harbor for forward-looking statements under Section 27A of the Securities Act and Section 21E of the Exchange Act and added by the Private Securities Litigation Reform Act of 1995, does not apply to forward–looking statements made in connection with the exchange offer.  The forward-looking statements included and incorporated by reference in this document are only made as of the date of this document or the respective documents incorporated by reference in this Prospectus, as applicable.  All future written and oral forward-looking statements attributable to Capitol, BAH or any person acting on their respective behalf are expressly qualified by the cautionary statements contained or referred to in this section.  New risks and uncertainties arise from time to time, and Capitol and BAH cannot predict those events or their impact. Capitol and BAH assume no obligation to update any forward-looking statements after the date of this Prospectus as a result of new information, future events or developments, except as required by the federal securities laws.

SELECTED CONSOLIDATED FINANCIAL DATA

The consolidated financial data below summarizes historical consolidated financial information for the periods indicated and should be read in conjunction with the financial statements and other information included in Capitol's Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated herein by reference.  The consolidated financial data below for the interim periods indicated has been derived from, and should be read in conjunction with, Capitol's Quarterly Report on Form 10-Q for the period ended September 30, 2008, which is incorporated herein by reference.  See "Where You Can Find More Information".  The interim results include all adjustments of a normal recurring nature that are, in the opinion of management, considered necessary for a fair presentation.  Interim results for the nine months ended September 30, 2008 are not necessarily indicative of results which may be expected in future periods, including the year ending December 31, 2008.  Because of the number of banks added throughout the period of Capitol's existence, and because of the differing ownership percentage of banks included in the consolidated amounts, historical operating results are of limited relevance in comparing financial performance and predicting Capitol's future operating results.

Capitol's consolidated balance sheets as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 2007, 2006 and 2005 are incorporated herein by reference.  The selected financial data provided below as of September 30, 2008 and for the nine months ended September 30, 2008 and 2007 have been derived from Capitol's consolidated financial statements which are incorporated herein by reference.

Under current accounting rules, generally, entities which are more than 50% owned by another are consolidated or combined for financial reporting purposes.  This means that all of the assets and liabilities of subsidiaries (including BAH) are included in Capitol's consolidated balance sheet.  Capitol's consolidated net income, however, only includes its subsidiaries' (including BAH) net income or net loss to the extent of its ownership percentage.  This means that when a newly formed bank incurs early start-up losses, Capitol will only reflect that loss based on its ownership percentage.  Conversely, when banks generate income, Capitol will only reflect that income based on its ownership percentage.

	Capitol Bancorp Limited

	As of and for the Nine		As of and for the
	Months Ended September 30		Years Ended December 31
	2008	2007	2007	2006	2005	2004	2003
	(dollars in thousands, except per share data)
Selected Results of Operations Data:
Interest income	$231,136	$244,129	$330,439	$279,353	$224,439	$179,809	$164,416
Interest expense	105,970	107,238	147,162	105,586	67,579	47,496	49,490
Net interest income	125,166	136,891	183,277	173,767	156,860	131,593	114,926
Provision for loan losses	71,787	15,812	25,340	12,156	10,960	12,708	9,861
Net interest income after provision
for loan losses	53,379	121,079	157,937	161,611	145,900	118,885	105,065
Noninterest income	19,993	18,539	24,381	21,532	21,048	19,252	20,087
Noninterest expense	146,385	128,511	176,160	137,804	117,289	97,787	86,952
Income (loss) before income tax expense
(benefit) and minority interest	(73,013)	11,107	6,158	45,339	49,659	40,350	38,200
Income tax expense (benefit)	(25,428)	4,696	2,824	15,463	19,232	14,699	14,035
Minority interest in net losses (income)
of consolidated subsidiaries	17,904	12,132	18,603	12,515	5,498	1,065	(785)
Net income (loss)	(29,681)	18,543	21,937	42,391	35,925	26,716	23,380

	Capitol Bancorp Limited
	As of and for the
	Nine Months Ended		As of and for the
	September 30		Years Ended December 31
	2008	2007	2007	2006	2005	2004	2003
			(dollars in thousands, except per share data)
Per Share Data:
Net income (loss) per common share:
Basic	$(1.73)	$1.10	$1.29	$2.69	$2.42	$1.88	$1.86
Diluted	(1.73)	1.08	1.27	2.57	2.34	1.79	1.77
Cash dividends declared	0.45	0.75	1.00	0.95	0.72	0.65	0.51
Book value	20.37	22.56	22.47	21.73	19.13	17.00	15.60
Pro forma consolidated book value (1)	20.28	N/A	22.36	N/A	N/A	N/A	N/A
Dividend payout ratio	N/A	68.18%	77.52%	35.32%	29.75%	34.57%	27.42%
Weighted average number of
common shares outstanding	17,144	16,919	16,967	15,772	14,867	14,183	12,602

Selected Balance Sheet Data:
Total assets	$5,427,347	$4,654,012	$4,901,763	$4,065,816	$3,475,721	$3,091,418	$2,737,062
Investment securities	50,176	39,515	39,597	40,653	43,674	42,363	93,207
Portfolio loans	4,662,272	4,030,384	4,314,701	3,488,678	2,991,189	2,692,904	2,247,440
Allowance for loan losses	(97,585)	(52,851)	(58,124)	(45,414)	(40,559)	(37,572)	(31,404)
Deposits	4,283,561	3,673,950	3,844,745	3,258,485	2,785,259	2,510,072	2,288,664
Debt obligations:
Notes payable	432,536	259,885	320,384	191,154	175,729	172,534	92,774
Subordinated debentures	167,342	156,106	156,130	101,035	100,940	100,845	90,816
Total debt obligations	599,878	415,991	476,514	292,189	276,669	273,379	183,590
Minority interests in
consolidated subsidiaries	160,704	143,071	156,198	126,512	83,838	39,520	30,946
Stockholders' equity	353,108	390,466	389,145	361,879	301,866	252,159	218,897

Performance Ratios: (2)
Return on average equity	--	6.48%	5.72%	12.94%	13.34%	11.25%	12.97%
Return on average assets	--	0.57%	0.49%	1.12%	1.08%	0.91%	0.91%
Net interest margin (fully taxable
equivalent)	3.30%	4.42%	4.43%	4.94%	5.09%	4.81%	4.80%
Efficiency ratio (3)	112.09%	82.68%	84.83%	70.56%	65.93%	64.83%	64.40%

Asset Quality:
Non-performing loans (4)	$127,098	$52,738	$72,630	$34,274	$26,732	$28,471	$26,872
Allowance for loan losses to
non-performing loans	76.78%	100.21%	80.03%	132.50%	151.72%	131.97%	116.87%
Allowance for loan losses to
portfolio loans	2.09%	1.31%	1.35%	1.30%	1.36%	1.40%	1.40%
Non-performing loans to total
portfolio loans	2.73%	1.31%	1.68%	0.98%	0.89%	1.06%	1.20%
Net loan losses to average
portfolio loans	0.95%	0.30%	0.33%	0.23%	0.28%	0.29%	0.35%

Capital Ratios:
Average equity to average assets	7.40%	8.79%	8.61%	8.63%	8.12%	8.06%	7.01%
Tier 1 risk-based capital ratio	12.19%	14.75%	14.18%	14.50%	14.25%	12.03%	12.25%
Total risk-based capital ratio	13.87%	16.04%	15.43%	15.75%	15.50%	13.91%	14.31%
Leverage ratio	11.07%	13.77%	13.34%	13.60%	12.91%	10.93%	11.03%
____________________

(1) Based on the estimated exchange ratio of 0.58 shares of Capitol for each share of BAH.
(2) These ratios are annualized for the periods indicated.
(3) Efficiency ratio is computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(4) Nonperforming loans consist of loans on nonaccrual status and loans more than 90 days delinquent.

RISK FACTORS

The shares of common stock that are being offered are not savings accounts or deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Investing in Capitol's common stock will provide you with an equity ownership interest in Capitol.  As a Capitol shareholder, your investment may be impacted by risks inherent in its business.  You should carefully consider the following factors, as well as other information contained in this prospectus, before deciding to vote to exchange your BAH common stock for Capitol's common stock.

This proxy statement/prospectus also contains certain forward-looking statements that involve risks and uncertainties.  These statements relate to Capitol's future plans, objectives, expectations and intentions.  These statements may be identified by the use of words such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates" and similar expressions.  Actual results could differ materially from those discussed in these statements.  Factors that could contribute to these differences include those discussed below and elsewhere in this prospectus.

Inherent Conflicts of Interest in the Proposed Share Exchange.

BAH is already a controlled subsidiary of Capitol.  By virtue of the existing relationship between BAH and Capitol, the proposed share exchange presents inherent conflicts of interest.  For example, no other share exchanges are being considered and, if there were any, Capitol would likely vote its BAH shares against any other share exchange proposals.  Capitol's proposal to value BAH shares at 150% of fully-diluted book value and value Capitol's common stock at $20.37 per share in the proposed share exchange is based solely on its judgment in making such proposal.  Accordingly, the BAH Share Value and related exchange ratio have not been determined absent the inherent conflicts of interest between Capitol and BAH.  It is unknown what exchange ratio or BAH Share Value, if any, might be negotiated between BAH and unaffiliated entities.

Newly formed banks are likely to incur significant operating losses that could negatively affect the availability of earnings to support future growth.

Many of Capitol's bank subsidiaries are less than three years old. Capitol engaged in significant new bank development activities in recent periods. Newly formed banks are expected to incur operating losses in their early periods of operation because of an inability to generate sufficient net interest income to cover operating costs. Newly formed banks may never become profitable. Those operating losses can be significant and can occur for longer periods than planned depending upon the ability to control operating expenses and generate net interest income, which could affect the availability of earnings retained to support future growth or to fund dividends to Capitol.

If Capitol is unable to manage its growth, Capitol's ability to provide quality services to customers could be impaired and cause its customer and employee relations to suffer.

Capitol has rapidly and significantly expanded its operations and has engaged in significant new bank-development activity in recent periods. Capitol's rapid growth has placed significant demands on its management and other resources which, given Capitol's expected future growth rate, are likely to continue. To manage future growth, Capitol will need to attract, hire and retain highly skilled and motivated officers and employees and improve existing systems and/or implement new systems for:

•  transaction processing;
•  operational and financial management; and
•  training, integrating and managing Capitol's growing employee base.

The environment for formation of new banks could change adversely, which could severely limit Capitol's expansion opportunities.

Capitol's growth strategy has included the addition of new banks. Capitol has previously experienced favorable business conditions for the formation of small, customer-focused community banks. Those conditions could change suddenly or over an extended period of time. A change in the availability of financial capital, human resources or general economic conditions could eliminate or severely limit expansion opportunities. To the extent Capitol is unable to effectively attract personnel and deploy financial capital in new or existing banks, this could adversely affect future asset growth, earnings and the value of Capitol's securities.

Capitol's banks' small size may make it difficult to compete with larger institutions because Capitol is not able to compete with large banks in the offering of significantly larger loans.

Capitol endeavors to capitalize its banks with a moderate dollar amount permitted by regulatory agencies. As a result, the legal lending limits of Capitol's banks severely constrain the size of loans that those banks can make. In addition, many of the banks’ competitors have significantly larger capitalization and, hence, an ability to make significantly larger loans. The inability to offer larger loans limits the revenues that can be earned from interest amounts charged on larger loan balances.

Capitol's banks are intended to be small in size. Most operate from single locations. Some have multiple locations. They are small relative to the dynamic markets in which they operate. Each of those markets has a variety of large and small competitors that have resources far beyond those of Capitol's banks. While it is the intention of Capitol's banks to operate as niche players within their geographic markets, their continued existence is dependent upon being able to attract and retain loan customers in those markets that are dominated by substantially larger regulated and unregulated financial institutions.

If Capitol cannot recruit additional highly qualified personnel, its banks’ customer service could suffer, causing its customer base to decline.

Capitol's strategy is also dependent upon its continuing ability to attract and retain other highly qualified personnel. Competition for such employees among financial institutions is intense. Availability of personnel with appropriate community banking experience varies. If Capitol does not succeed in attracting new employees or retaining and motivating current and future employees, its business could suffer significantly, increasing the possibility of a loss of value in its common stock.

Capitol and its banks operate in an environment highly regulated by state and federal government; changes in federal and state banking laws and regulations could have a negative impact on its business.

As a bank holding company, Capitol is regulated primarily by the Federal Reserve Board. Many of Capitol's current bank affiliates are regulated primarily by state banking agencies, the FDIC, the Office of the Comptroller of the Currency (“OCC”), in the case of one national bank, and the Office of Thrift Supervision (“OTS”), in the case of Capitol's federal savings banks.

Various federal and state laws and regulations govern numerous aspects of the banks’ operations, including:

•      adequate capital and financial condition;
•  permissible types and amounts of extensions of credit and investments;
•  permissible nonbanking activities; and
•  restrictions on dividend payments.

Federal and state regulatory agencies have broad discretion and power to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies. Capitol and its banks also undergo periodic examinations by one or more regulatory agencies. Following such examinations, Capitol may be required, among other things, to change its asset valuations or the amounts of required loan loss allowances or to restrict bank operations. Those actions would result from the regulators’ judgments based on information available to them at the time of their examination.

Capitol's banks' operations are required to follow a wide variety of state and federal consumer protection and similar statutes and regulations. Federal and state regulatory restrictions limit the manner in which Capitol and its banks may conduct business and obtain financing. Those laws and regulations can and do change significantly from time to time and any such change could adversely affect Capitol and its banks.

Regulatory action could severely limit future expansion plans.

To carry out some of Capitol's expansion plans, Capitol is required to obtain permission from the Federal Reserve Board. Applications for the formation of new banks are submitted to the state and federal bank regulatory agencies for their approval.

While Capitol's experience with the regulatory application process in prior periods was favorable, the future climate for regulatory approval is impossible to predict. Regulatory agencies could prohibit or otherwise significantly restrict Capitol's expansion plans, its current bank subsidiaries and future new start-up banks.

Capitol's banks' allowances for loan losses may prove inadequate to absorb actual loan losses, which may adversely impact net income or increase operating losses.

Capitol believes that its consolidated allowance for loan losses is maintained at a level adequate to absorb inherent losses in the loan portfolio at the balance sheet date. Management's determination of the allowance is based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the portfolio and other factors. These estimates are subjective and their accuracy depends on the outcome of future events. Actual future losses may differ from current estimates. Depending on changes in economic, operating and other conditions, including changes in fair value of collateral that are generally beyond Capitol's control, actual loan losses could increase significantly. As a result, such losses could exceed current allowance estimates. No assurance can be provided that the allowance will be sufficient to cover actual future loan losses should such losses be realized.

Loan loss experience, which is helpful in estimating the requirements for the allowance for loan losses at any given balance sheet date, has been minimal at some of Capitol's banks. Conversely, some of Capitol's mature banks, particularly those located in Michigan, have recently experienced significantly elevated levels of loan losses due to adverse economic conditions. Because many of Capitol's banks are young, they do not have seasoned loan portfolios and it is likely that the ratio of the allowance for loan losses to total loans may need to be increased in future periods as the loan portfolios become more mature and loss experience evolves. If it becomes necessary to increase the ratio of the allowance for loan losses to total loans, such increases would be accomplished through higher provisions for loan losses, which may adversely impact net income or increase operating losses and could result in reported net losses on a consolidated basis.

During 2008, levels of nonperforming assets have increased significantly at Capitol, primarily at its banks located in Michigan and Arizona. Declines in real estate values, in both Michigan and Arizona, and, in Michigan, increases in unemployment have resulted in an adverse economic environment for the valuation and sale of real estate collateral. The uncertainty and depth of the localized and national recession remains uncertain as well as its future impact on loan losses. It is anticipated that levels of nonperforming loans and related loan losses may increase further as economic conditions in various local markets and nationally evolve.

Bank regulatory agencies, as an integral part of their supervisory functions, periodically review the adequacy of the allowance for loan losses. Regulatory agencies may require Capitol or its banks to increase their provision for loan losses or to recognize further loan charge-offs based upon judgments different from those of management. Any increase in the allowance required by regulatory agencies could have a negative impact on Capitol's operating results.

Capitol's commercial loan concentration in small businesses and loans collateralized by commercial real estate increases the risk of defaults by borrowers and substantial credit losses could result.

Capitol's banks make various types of loans, including commercial, consumer, residential mortgage and construction loans. Capitol's strategy emphasizes lending to small businesses and other commercial enterprises. Capitol typically relies upon commercial real estate as a source of collateral for many of Capitol's loans. Recently, regulatory agencies have expressed concern with banks with a large concentration in commercial real estate due to the recent downturn in the real estate market in certain areas of the country, leading to increased risk of credit loss and extended periods of sale. Loans to small and medium-sized businesses are generally riskier than single-family mortgage loans. Typically, the success of a small or medium-sized business depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business. In addition, small and medium-sized businesses frequently have smaller market shares than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience substantial variations in operating results, any of which may impair a borrower's ability to repay a loan.

Loan origination activities, for both commercial and residential mortgages, involve collateral valuation risks and the risk of the subsequent identification of origination fraud or other losses which could exceed Capitol's allowance for loan losses.

Capitol's banks use an enterprise-wide loan policy which provides for conservative loan-to-value guidelines when loans are originated. In today's difficult real estate economy in many parts of the country and national recession, falling property values and significant foreclosure activity of both residential and commercial real estate property are resulting in significant loan losses at many financial institutions. Further, although most residential mortgage loans have been originated and sold away to investors, if it is subsequently determined that such loans were originated with any element of alleged fraud, such as exaggerated borrower income or assets, for example, the originating institution may be liable for any losses with such loans and may have to buy back those loans. The potential for additional loan losses from valuation issues or fraud is unknown. Fraud risks are particularly difficult to identify and quantify, especially when the duration of the risk is the same as the term of the loan, often as long as 30 years or more. Occurrences of fraud are often more prevalent during an economic downturn or recession. Potential losses from valuation issues or occurrences of fraud could significantly exceed allowances for loan losses, adversely affecting Capitol's profitability.

Current market developments may adversely affect Capitol's industry, business, results of operations and access to capital.

Dramatic declines in the housing market over the past year, with falling home prices and increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities as well as major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivative securities, in turn have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have ceased to provide funding to even the most credit-worthy borrowers or to other financial institutions. The resulting lack of available credit and lack of confidence in the financial markets could materially and adversely affect Capitol's financial condition and results of operations and access to capital.  In particular, the following risks may arise in connection with these events:

•	Market developments may affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates.

•
The processes used to estimate inherent losses may no longer be reliable because they rely on complex judgments, including forecasts of economic conditions, which may no longer be capable of accurate estimation.

•	The ability to assess the creditworthiness of customers may be impaired if the approaches used to select, manage, and underwrite customers become less predictive of future charge-offs.

•
The ability to borrow from other financial institutions on favorable terms or at all could be adversely affected by further disruptions in the capital markets or other events, including deteriorating investor expectations.

•	Significantly higher FDIC premiums may be required because market developments have significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits.

•	Competition in the banking industry could intensify as a result of the increasing consolidation of financial services companies in connection with current market conditions.

•	Increased regulation of the banking industry is likely. Compliance with such regulation may increase costs, limit the ability to pursue business opportunities, and increase compliance challenges.

Actions by the Open Market Committee of the Federal Reserve Board may adversely affect Capitol's net interest income.

Changes in Market Interest Rates.    Capitol's profitability is significantly dependent on net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans, and interest expense on interest-bearing liabilities, such as deposits. Therefore, any change in general market interest rates, whether as a result of changes in monetary policies of the Federal Reserve Board or otherwise, can have a significant effect on net interest income. Capitol's assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristic of assets and liabilities. As a result, changes in interest rates can affect net interest income in either a positive or negative way.

Recently, the Open Market Committee of the Federal Reserve Board decreased interest rates to near zero. Future stability of interest rates and Federal Reserve Open Market Committee policy, which impact such rates, are uncertain.

Changes in the Yield Curve.    Changes in the difference between short and long-term interest rates, commonly known as the yield curve, may also harm Capitol's business. For example, short-term deposits may be used to fund longer-term loans. When differences between short-term and long-term interest rates shrink or disappear, the spread between rates paid on deposits and received on loans could narrow significantly, decreasing net interest income.

Capitol's bank subsidiaries have decentralized management which could have a negative impact on the rate of growth and profitability of Capitol and its bank subsidiaries.

Capitol's bank subsidiaries have independent boards of directors and management teams. This decentralized structure gives the banks control over the day-to-day management of their institution, including credit decisions, the selection of personnel, the pricing of loans and deposits, marketing decisions and the strategy in handling problem loans. This decentralized structure may impact Capitol's ability to uniformly implement corporate or enterprise-wide strategy at the bank level. It may slow Capitol's ability to react to changes in strategic direction due to outside factors such as rate changes and changing economic conditions. This decentralized structure may cause additional management time to be spent on internal issues and could negatively impact the growth and profitability of the banks individually and the holding company.

Capitol may need to raise additional capital in order to fund growth and to remain “well-capitalized,” reducing funds available for expansion.

Capitol's ability to raise additional capital to support growth and meet minimum regulatory capital requirements at the holding company and at each of its bank subsidiaries is dependent on its being able to efficiently and cost-effectively access the capital markets. Accordingly, Capitol must be able to issue additional equity securities, trust preferred securities and/or debt when and in the amounts Capitol deems necessary, and there must be ready purchasers of Capitol's securities willing to invest in Capitol. Furthermore, events or circumstances in the capital markets generally that are beyond Capitol's control may adversely affect Capitol's capital costs and ability to raise capital at any given time. In 2008, access to capital markets for entities similar in size to Capitol became closed due to market upheaval and it is uncertain when market conditions will stabilize. Capitol's inability to raise additional capital on terms satisfactory to Capitol or at all may affect Capitol’s ability to grow and would adversely affect Capitol's financial condition and results of operations.

Capital and credit markets have been experiencing volatility and disruption for more than twelve months. In recent weeks, the volatility and disruption has reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, there can be no assurance that Capitol will not experience an adverse effect, which may be material, on its ability to access capital and on its business, financial condition and results of operations.

New accounting or tax pronouncements or interpretations may be issued by the accounting standard-setters, regulators or other government bodies which could change existing accounting methods. Changes in accounting methods could negatively impact Capitol's results of operations and financial condition.

Current accounting and tax rules, standards, policies, and interpretations influence the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. These laws, regulations, rules, standards, policies and interpretations are constantly evolving and may change significantly over time. Events that may not have a direct impact on Capitol, such as the bankruptcy of major U.S. companies, have resulted in legislators, regulators, and authoritative bodies, such as the Financial Accounting Standards Board, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and various taxing authorities responding by adopting and/or proposing substantive revisions to laws, regulations, rules, standards, policies, and interpretations. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. A change in accounting standards may adversely affect reported financial condition and results of operations.

Capitol's business continuity plans or data security systems could prove to be inadequate, resulting in a material interruption in, or disruption to, Capitol's business and a negative impact on its results of operations.

Capitol relies heavily on communications and information systems to conduct its business. Any failure, interruption or breach in security of these systems, whether due to severe weather, natural disasters, acts of war or terrorism, criminal activity or other factors, could result in failures or disruptions in general ledger, deposit, loan, customer relationship management and other systems. While Capitol has disaster recovery and other policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of its information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions or security breaches of Capitol's information systems could damage the reputation of Capitol and its banks, result in a loss of customer business, subject Capitol and Capitol's subsidiary banks to additional regulatory scrutiny, or expose Capitol to civil litigation and possible financial liability, any of which could have a material adverse effect on Capitol's results of operations.

Capitol could face unanticipated environmental liabilities or costs related to real property owned or acquired through foreclosure. Compliance with federal, state and local environmental laws and regulations, including those related to investigation and clean-up of contaminated sites, could have a negative effect on expenses and results of operations.

A significant portion of Capitol's affiliate banks' loan portfolios are secured by real property. During the ordinary course of business, Capitol's affiliate banks may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, Capitol's affiliate banks may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require Capitol's affiliate banks to incur substantial expenses and may materially reduce the affected property's value or limit Capitol's affiliate banks' ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase Capitol's affiliate banks' exposure to environmental liability. Although Capitol's affiliate banks have policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on results of operations.

The loss of personnel may adversely affect Capitol's operations.

Capitol is a relationship-driven organization. Capitol's growth and development to date have resulted in large part from the efforts of Capitol's officers and management of Capitol's affiliate banks who have primary contact with Capitol's clients and are extremely important in maintaining personalized relationships with Capitol's client base, which is a key aspect of Capitol's business strategy and in increasing Capitol's market presence. The loss of one or more of these people could have a material adverse effect central to Capitol's operations if remaining employees are not successful in retaining client relationships.

Capitol has entered into employment contracts with Joseph D. Reid, Capitol's CEO and Chairman, Cristin K. Reid, Capitol's Corporate President, and numerous other executive officers. Despite these agreements, there can be no assurance that any of these individuals will decide to remain employed by Capitol or that Capitol's business will be protected by various covenants not to compete or covenants not to solicit Capitol's clients that are contained in these agreements.

Capitol relies on dividends from its wholly-owned subsidiaries.

Capitol is a separate and distinct legal entity from its wholly-owned subsidiaries. It receives dividends from its subsidiaries to help pay interest and principal on its debt. Capitol does not own, directly or indirectly, all of the equity of all of its subsidiaries. Capitol currently does not rely on dividends from such subsidiaries. To the extent any of these subsidiaries do pay dividends or make distributions, the other holders of equity will participate pro rata with Capitol. Various federal and state laws and regulations limit the amount of dividends that the banks and certain non-bank subsidiaries may pay to the holding company. In the event the banks are unable to pay sufficient dividends to Capitol, it may not be able to service its debt or pay its obligations. The inability to receive dividends from its subsidiaries could have a material adverse effect on the Company's business, financial condition and results of operations.

Capitol may participate in the U.S. Treasury's Capital Purchase Program which may be dilutive to Capitol's common stock.

On October 3, 2008, President Bush signed into law the Emergency Economic Stabilization Act of 2008 (the “EESA”) enacted by the U.S. Congress in response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions.  On October 14, 2008, the U.S. Department of Treasury (“U.S. Treasury”) announced the Troubled Asset Relief Program Capital Purchase Program (“TARP”).  This program makes $250 billion of capital available to U.S. financial institutions from the initial $350 billion authorized by the EESA in the form of preferred stock investments by the U.S. Treasury under the following general terms:

•	the preferred stock issued to the U.S. Treasury would pay 5% dividends for the first five years, and then 9% dividends thereafter;
•
in connection with the purchase of preferred stock, the U.S. Treasury will receive warrants entitling the U.S. Treasury to buy the participating institution's common stock equivalent in value to 15% of the preferred stock;

•	the preferred stock may not be redeemed for a period of three years, except with proceeds from high-quality private capital;
•
the consent of the U.S. Treasury will be required to increase common dividends per share or any share repurchases, with limited exceptions, during the first three years, unless the preferred stock has been redeemed or transferred to third parties; and

•
participating companies must adopt the U.S Treasury's standards for executive compensation and corporate governance for the period during which the U.S. Treasury holds the equity issued under the TARP.

On October 22, 2008, Capitol submitted an application to sell up to $144 million in preferred stock to the U.S. Treasury.  If Capitol's application is approved and its Board of Directors determines to move forward with participation in the program, it would, as stated above, generally be prohibited from increasing the dividend paid on the shares of the common stock or purchasing any shares of common stock, including the shares issued under the Plan, for three years after the preferred stock is sold, unless Capitol obtains the U.S. Treasury's prior consent.  Accordingly, there can be no assurance that Capitol will increase, or even pay, dividends on the shares of common stock you receive in the proposed share exchange.

In addition, participation on the terms set forth above would require Capitol to issue a 10-year warrant permitting the U.S. Treasury to purchase up to $4.5 million in shares of Capitol's common stock, which would be immediately exercisable.  The proceeds from these transactions would be allocated on a relative fair value basis between the preferred stock and the warrant.  The preferred stock and the warrant would both be classified in shareholders’ equity in Capitol's consolidated balance sheet.  The issuance of the preferred stock and the warrant, including preferred-stock dividends, would result in a reduction of basic and diluted earnings per common share.

As of the date of this prospectus, Capitol intends to participate in the Capital Purchase Program if its application is accepted; however, it should be noted that Capitol has the ability to, and may, decide to not participate.

Capitol has debt securities outstanding which may prohibit future cash dividends on Capitol's common stock or otherwise adversely affect regulatory capital compliance.

Capitol also has several series of trust-preferred securities outstanding, with a liquidation amount totaling about $194.4 million, which are treated as capital for regulatory ratio compliance purposes. Although these securities are viewed as capital for regulatory purposes, they are debt securities which have numerous covenants and other provisions which, in the event of noncompliance, could have an adverse effect on Capitol. For example, these securities permit Capitol to defer the periodic payment of interest for various periods; however, if such payments are deferred, Capitol is prohibited from paying cash dividends on its common stock during deferral periods and until accumulated deferred interest is paid.  Future payment of interest is dependent upon Capitol's bank subsidiaries' earnings and dividends, which may be inadequate to service the obligations. Continued classification of these securities as elements of capital for regulatory purposes is subject to future changes in regulatory rules and regulations and the actions of regulatory agencies, all of which is beyond the control or influence of Capitol.

Capitol's controls and procedures may fail or be circumvented, which could have a material adverse effect on Capitol's business, results of operations and financial condition.

Capitol regularly reviews and updates its internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of controls and procedures, or failure to comply with regulations related to controls and procedures, could have a material adverse effect on Capitol's business, results of operations and financial condition.

Capitol's bylaws, as well as certain banking laws, may have an anti-takeover effect.

Provisions of Capitol's bylaws, the Michigan Control Share Act, and certain federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire Capitol, even if doing so would be perceived to be beneficial to shareholders. The combination of these provisions effectively inhibits a non-negotiated merger or other business combination which, in turn, could adversely affect the market price of Capitol's common stock.

Because the market price of shares of Capitol common stock will fluctuate, BAH shareholders cannot be sure of the market value of the shares of Capitol common stock that will be issued in the share exchange.

Upon completion of the share exchange, each share of BAH common stock outstanding immediately prior to the merger will be converted into the right to receive 0.58 shares of Capitol's common stock and one third of one warrant to purchase Capitol's common stock for each share of Capitol's common stock received in the share exchange. The exchange ratio is fixed and will not be adjusted due to any increase or decrease in the price of Capitol's common stock or BAH common stock. As of February 10, 2009, Capitol's stock price was $5.22. If the price of Capitol's common stock declines, BAH shareholders will receive less value for their shares upon completion of the share exchange than the value calculated pursuant to the exchange ratio. The market price of a share of Capitol's common stock on the date of closing of the merger is likely to be different, and may be lower, than it was on the date of this proxy statement/prospectus.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the businesses, operations and prospects of Capitol, and regulatory developments or considerations. Shareholders of BAH are urged to obtain current market quotations for Capitol's common stock when they consider whether to approve the proposals required to complete the share exchange at the shareholder meeting.

RECENT DEVELOPMENTS

In October 2008, Capitol filed its application with its primary federal regulator and the FDIC pursuant to the U.S. Treasury's Capital Purchase Program (CPP).  As of February 16 , 2009, Capitol's application remains pending and it is uncertain whether Capitol will be approved for CPP funds or, if approved, whether Capitol will accept an investment by the U.S. Treasury.

In late December 2008, Capitol filed applications with the FDIC and the Michigan Office of Financial and Insurance Regulation for permission to merge nine of its wholly-owned Michigan bank charters into one bank.

On January 29, 2009, Capitol announced its year-end 2008 operating results, reporting a net loss of $28.6 million ($1.67 per share) and net income of $1.1 million ($0.06 per diluted share) for the three months ended December 31, 2008.

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COMPARATIVE HISTORICAL, PRO FORMA AND PRO FORMA EQUIVALENT
PER SHARE INFORMATION

The following table, which should be read in conjunction with the unaudited pro forma condensed consolidated balance sheet, pro forma condensed statements of operations and related notes to the pro forma financial statements, which appear elsewhere herein, summarizes per share information:

	As of and for the Nine Months Ended September 30, 2008	As of and for the Year Ended December 31, 2007

Capitol common stock:
Net income (loss) per share:
Basic:
Historical	$(1.73)	$1.29
Pro forma consolidated(1)	(1.73)	1.27
Diluted:
Historical	(1.73)	1.27
Pro forma consolidated(1)	(1.73)	1.25
Cash dividends per share:
Historical	0.45	1.00
Pro forma consolidated(2)	0.45	$1.00
Book value per share at September 30, 2008:
Historical	20.37
Pro forma consolidated(1)	$20.28

BAH common stock:
Net income (loss) per share:
Basic:
Historical	$(0.75)	$(0.42)
Pro forma equivalent(3)	(1.00)	0.74
Diluted:
Historical	(0.75)	(0.42)
Pro forma equivalent(3)	(1.00)	0.73
Cash dividends per share:
Historical	--	--
Pro forma equivalent(3)	0.26	$0.58
Book value per share at September 30, 2008:
Historical	7.87
Pro forma equivalent(3)	$11.76

1—Assumes completion of proposed BAH exchange.

2—The Capitol pro forma consolidated dividends per share represent historical dividends per share.

3—The BAH pro forma equivalent per share amounts are calculated by multiplying Capitol pro forma consolidated per share amounts by the exchange ratio of 0.58.

CAPITALIZATION

The table presented below shows Capitol's actual total capitalization as of September 30, 2008, and the proposed exchange of Capitol's common stock for BAH's common stock as described in this proxy statement/prospectus.

As of September 30, 2008
(dollars in thousands, except per share data)
	Actual	As Adjusted for the Proposed BAH Exchange(4)
Debt obligations:
Notes payable and short-term borrowings	$432,536	$432,536
Subordinated debentures	167,342	167,342
Total Debt Obligations	$599,878	$599,878

Minority interests in consolidated subsidiaries	$160,704	$157,618

Stockholders' equity(1):
Common stock, no par value; 50,000,000 shares authorized; issued, and outstanding:
Actual – 17,337,308 shares	$273,644
As adjusted for the proposed BAH exchange – 17,564,668 shares(4)		$276,730
Retained earnings	80,047	80,047
Undistributed common stock held by employee- benefit trust	(580)	(580)
Market value adjustment for available-for-sale securities (net of tax effect) (accumulated other comprehensive income/loss)	(3)	(3)

Total stockholders' equity	$353,108	$356,194

Book value per share of common stock	$20.37	$20.28

Total capitalization(2)	$513,812	$513,812

Total capital funds(3)	$681,154	$681,154

Capital ratios:
Stockholders' equity to total assets	6.51%	6.56%

Total capitalization to total assets	9.47%	9.47%

Total capital funds to total assets	12.55%	12.55%

Footnotes to Capitalization Table:

(1)	Does not include approximately 2.4 million shares of Capitol's common stock issuable upon exercise of stock options.
(2)	Total capitalization includes stockholders' equity and minority interests in consolidated subsidiaries.
(3)	Total capital funds include stockholders' equity, minority interests in consolidated subsidiaries and subordinated debentures.
(4)
Assumes issuance of 227,360 shares of Capitol common stock upon completion of the proposed BAH exchange based on the exchange ratio.  Does not assume exercise of warrants issuable in conjunction with the proposed exchange.  See "Unaudited Pro Forma Consolidated Financial Information."  Does not assume the exercise of BAH's outstanding stock options.

DIVIDENDS AND MARKET FOR COMMON STOCK

Capitol's common stock is listed on the New York Stock Exchange under the symbol "CBC."  The following table shows the high and low sale prices per share of common stock as reported on the New York Stock Exchange.  The table reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.  The last reported sale price of Capitol's common stock was $ 4.99 on February 13 , 2009.

			Cash Dividends
2006	High	Low	Paid
Quarter ended March 31	$47.22	$36.74	$0.20
Quarter ended June 30	47.16	37.84	0.25
Quarter ended September 30	46.00	36.89	0.25
Quarter ended December 31	47.40	44.17	0.25

2007
Quarter ended March 31	47.06	36.81	0.25
Quarter ended June 30	37.60	27.06	0.25
Quarter ended September 30	27.86	20.00	0.25
Quarter ended December 31	27.24	18.15	0.25

2008
Quarter ended March 31	23.52	16.30	0.25
Quarter ended June 30	21.42	8.97	0.15
Quarter ended September 30	25.40	7.08	0.05
Quarter ended December 31	20.49	3.84	0.05

As of December 31, 2008, there were 9,776 beneficial holders of Capitol's common stock based on information supplied by its stock transfer agent and other sources.

Holders of common stock are entitled to receive dividends when, as and if declared by Capitol's Board of Directors out of funds legally available.  Although Capitol has paid dividends on its common stock for the preceding sixteen years, there is no assurance that dividends will be paid in the future.  The declaration and payment of dividends on Capitol's common stock depends upon the earnings and financial condition of Capitol, liquidity and capital requirements, the general economic and regulatory climate, Capitol's ability to service debt obligations senior to the common stock and other factors deemed relevant by Capitol's Board of Directors.  Regulatory authorities impose limitations on the ability of banks to pay dividends to Capitol and the ability of Capitol to pay dividends to its shareholders.

As of December 31, 2008, there were 158 beneficial holders of BAH's common stock.  There is no market for BAH's common stock.  Any transfers of BAH common stock have been made privately and are not reported.  BAH has never paid a dividend on its common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes forward-looking statements.  Capitol has based these forward-looking statements on its current expectations and projections about future events.  These forward-looking statements may be impacted by risks, uncertainties and assumptions.  Examples of some of the risks, uncertainties or assumptions that may impact the forward-looking statements are:

•	the results of management's efforts to implement Capitol's business strategy including planned expansion into new markets;

•	adverse changes in the banks' loan portfolios and the resulting credit risk-related losses and expenses;

•	adverse changes in the economy of the banks' market areas that could increase credit-related losses and expenses;

•	adverse changes in real estate market conditions that could also negatively affect credit risk;

•	the possibility of increased competition for financial services in Capitol's markets;

•	fluctuations in interest rates and market prices, which could negatively affect net interest margins, asset valuations and expense expectations; and

•	other factors described in "Risk Factors".

Additional factors that could cause Capitol's results to differ materially from those described in the forward-looking statements can be found in Capitol's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC's Internet site at http://www.sec.gov.  Capitol does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.

Notwithstanding any statement in this prospectus, Capitol acknowledges that the safe harbor for forward-looking statements under Section 27A of the Securities Act and Section 21E of the Exchange Act and added by the Private Securities Litigation Reform Act of 1995, does not apply to forward-looking statements made in connection with the exchange offer.  The forward-looking statements included and incorporated by reference in this document are only made as of the date of this document or the respective documents incorporated by reference in this Prospectus, as applicable.  All future written and oral forward-looking statements attributable to Capitol, BAH or any person acting on their respective behalf are expressly qualified by the cautionary statements contained or referred to in this section.  New risks and uncertainties arise from time to time, and Capitol and BAH cannot predict those events or their impact.  Capitol and BAH assume no obligation to update any forward-looking statements after the date of this Prospectus as a result of new information, future events or developments, except as required by the federal securities laws.

INFORMATION ABOUT CAPITOL

This proxy statement/prospectus incorporates by reference the following documents as indicated in
Annex C:

-	Report on Form 10-Q for period ended September 30, 2008
-	Report on Form 10-Q for period ended June 30, 2008
-	Report on Form 10-Q for period ended March 31, 2008
-	Annual Report to Shareholders for year ended December 31, 2007
-	Annual Report on Form 10-K for year ended December 31, 2007
-	Proxy statement for Capitol's Annual Meeting of Shareholders held on April 23, 2008
-	Capitol's Current Reports on Form 8-K filed with the SEC on:
-	February 6, 2009
-	February 3, 2009
-	January 29, 2009
-	December 16, 2008
-	December 15, 2008
-	December 10, 2008
-	December 1, 2008
-	November 14, 2008
-	October 16, 2008
-	August 29, 2008
-	August 8, 2008
-	July 30, 2008
-	July 17, 2008
-	July 9, 2008
-	July 1, 2008
-	June 27, 2008
-	June 20, 2008
-	June 19, 2008
-	June 10, 2008
-	April 24, 2008
-	April 17, 2008
-	March 31, 2008
-	March 18, 2008
-	February 1, 2008
-	January 31, 2008

INFORMATION ABOUT BAH

Management's Discussion and Analysis of Financial Condition and Results of Operations.

Management's discussion and analysis of financial condition and results of operations for the periods ended September 30, 2008 and 2007 and December 31, 2007, 2006 and 2005 are included in this proxy statement/prospectus as part of Annex B.

Financial Statements.

Unaudited interim condensed financial statements of BAH as of September 30, 2008 and for the nine months ended September 30, 2008 and 2007 are included in this proxy statement/prospectus as part of Annex B.  Audited financial statements of BAH as of December 31, 2007 and 2006, and for the periods ended December 31, 2007, 2006 and 2005 are included in this proxy statement/prospectus as part of Annex B.

Voting Securities and Principal Holders.

The following table shows the share holdings of entities and/or individuals owning 5% or more of BAH's common stock and the shares of BAH owned by each director and officer of BAH and all directors and officers as a group as of February  11 , 2009.  Where applicable, the table includes shares held by members of their immediate families.

	BAH shares beneficially owned
Name of Beneficial owner	Number		Percentage of all BAH Shares(1)	Percentage of all BAH shares excluding BAH shares owned by Capitol(1)

Entities and/or individuals owning 5% or
more of BAH's common stock:
Capitol	408,000		51.00%

BAH's Directors and Officers:
Kenneth Currie	4,000	*	0.50%	1.01%
Fred Gordon	6,400	**	0.80%	1.62%
Jerome Hill	-0-		--	--
Richard Horvath	2,850	***	0.36%	0.72%
Jason Horton	4,900	**	0.61%	1.24%
Elena Houlihan	-0-		--	--
Brian McGinnity	12,850	****	1.60%	3.25%
Michael Moran	-0-		--	--
Frank Salucci	4,350	***	0.54%	1.10%
Neal Searle	30,600	*****	3.73%	7.43%
John Smythe	-0-		--	--

Total of Directors and Officers	65,950	******	7.89%	15.43%

* Includes 3,000 options, each to purchase one share.
** Includes 2,900 options, each to purchase one share.
*** Includes 1,850 options, each to purchase one share.
****Includes 2,850 options, each to purchase one share.
***** Includes 20,000 options, each to purchase one share.
****** Includes 35,350 options, each to purchase one share.
(1) Percentage assumes exercise of individual's stock options, but excludes other outstanding BAH stock options.

Other than those entities and/or individuals indicated above, no individual owns greater than 5% of the outstanding shares of BAH.

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PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

As a majority-owned subsidiary of Capitol, BAH is already included in Capitol's consolidated financial statements.  Unaudited pro forma consolidated financial information follow, adjusted for the proposed BAH exchange, which will be accounted for under the purchase method of accounting (if consummated), as if it had occurred effective September 30, 2008 (shown on page 30) and at the beginning of 2007 (shown on page 31), using the share exchange ratio.  The accompanying notes to the unaudited pro forma consolidated financial statements are an integral part of the unaudited pro forma financial information.  The unaudited pro forma results of operations for the period ended September 30, 2008 are not necessarily indicative of results for the year ending December 31, 2008 or any subsequent period thereafter.  The unaudited pro forma results of operations do not give effect to any potential cost savings or other synergies that could result from the share exchange.

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Unaudited Pro Forma Condensed Consolidated Balance Sheet
Capitol Bancorp Ltd. And Subsidiaries
September 30, 2008

(in $1,000s, except share and per-share data)
		Pro Forma		Pro Forma
		Adjustments		Amounts
	Historical	Regarding		After
	Amounts	Proposed		Proposed
	As Reported	Share Exchange		Share Exchange

ASSETS

Cash and cash equivalents	$491,343			$491,343
Loans held for resale	7,334			7,334
Investment securities	50,176			50,176
Portfolio loans	4,662,272			4,662,272
Less allowance for loan losses	(97,585)			(97,585)
Net portfolio loans	4,564,687			4,564,687
Premises and equipment, net	60,000			60,000
Goodwill and other intangibles	73,428			73,428
Other assets	180,379			180,379

TOTAL ASSETS	$5,427,347	$-		$5,427,347

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits	$4,283,561			$4,283,561
Debt obligations	599,878			599,878
Other liabilities	30,096			30,096
Total liabilities	4,913,535	-		4,913,535

Minority interests in consolidated subsidiaries	160,704	$(3,086)	A	157,618

Stockholders' equity:
Common stock	273,644	3,086	B	276,730
Retained earnings	80,047			80,047
Other, net	(583)			(583)
Total stockholders' equity	353,108	3,086		356,194

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,427,347	$-		$5,427,347

Number of common shares issued and outstanding	17,337,308	227,360		17,564,668

Book value per Capitol share	$20.37			$20.28

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet:

A--Elimination of minority interests associated with Bank of Auburn Hills' shareholders other than Capitol.

B--Estimated net proceeds applicable to proposed share exchange with Bank of Auburn Hills' shareholders other than Capitol based on estimated number of Capitol shares to be issued. The actual number of shares to be issued will be different.
Does not assume the exercise of BAH stock options or the warrants of Capitol expected to be issued in the proposed share exchange.

Unaudited Pro Forma Condensed Consolidated Statements of Operations
Capitol Bancorp Ltd. And Subsidiaries

(in $1,000s, except per-share data)
	Nine Months Ended September 30, 2008				Year Ended December 31, 2007
	Historical	Pro Forma		Pro Forma	Historical	Pro Forma		Pro Forma
	Amounts	Adjustments		Amounts	Amounts	Adjustments		Amounts
Interest income	$231,136			$231,136	$330,439			$330,439
Interest expense	105,970			105,970	147,162			147,162
Net interest income	125,166			125,166	183,277			183,277
Provision for loan losses	71,787			71,787	25,340			25,340
Net interest income after provision for loan losses	53,379			53,379	157,937			157,937
Noninterest income	19,993			19,993	24,381			24,381
Noninterest expense	146,385			146,385	176,160			176,160
Income (loss) before income taxes and minority interest	(73,013)			(73,013)	6,158			6,158
Income taxes	(25,428)			(25,428)	2,824			2,824
Income (loss) before minority interest	(47,585)			(47,585)	3,334			3,334
Minority interest in net losses of
consolidated subsidiaries	17,904	$(294)	A	17,610	18,603	$(164)	A	18,439

NET INCOME (LOSS)	$(29,681)	$(294)		$(29,975)	$21,937	$(164)		$21,773

NET INCOME (LOSS) PER SHARE:
Basic	$(1.73)			$(1.73)	$1.29			$1.27
Diluted	$(1.73)			$(1.73)	$1.27			$1.25

Elements of net income (loss) per share computations (in 1,000s):
Average number of common shares outstanding
for purposes of computing basic net income per
share--denominator for basic net income per share	17,144	227	B	17,371	16,967	227	B	17,194
Effect of dilutive securities--stock options and unvested
restricted shares	-			-	249			249
Average number of common shares and dilutive securities
for purposes of computing diluted net income per share--
denominator for diluted net income per share	17,144	227		17,371	17,216	227		17,443

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations:

A--Amount represents effect on operating results attributable to minority interest due to proposed share exchange regarding Bank of Auburn Hills.

B--Assumes issuance of an estimated 227,360 shares of Capitol's common stock in the proposed share exchange described in Note A above. The actual number of shares to be issued will be different.

THE EXCHANGE

General

The BAH board of directors is using this proxy statement/prospectus to solicit proxies from the holders of BAH common stock for use at the special shareholders' meeting.

At the special shareholders' meeting to be held on  March 18 , 2009, BAH common shareholders will be asked to approve the Plan of Share Exchange.  The Plan of Share Exchange provides for BAH's minority shareholders to exchange the common stock of BAH not owned by Capitol for shares of Capitol's common stock and warrants to purchase shares of Capitol's common stock.  Upon consummation of the exchange, BAH will become a wholly-owned subsidiary of Capitol and BAH shareholders will receive a combination of shares of Capitol's common stock and warrants in exchange for their BAH shares.

Background Of The Exchange

The concept of a potential share exchange transaction with Capitol has been discussed informally from time to time from the beginning of BAH's operations.  Capitol expressed a willingness to extend an offer from time to time.  These discussions occurred at various BAH board meetings.  The objectives of the potential exchange would be to enable shareholders of BAH to achieve liquidity in their investment, a reasonable return on their investment in the form of a 'premium' and to accomplish such an exchange on a tax-free basis.  Without the exchange, shareholders of BAH will continue to hold BAH stock which has no market and is illiquid.

BAH's board of directors has not solicited or received any other proposals for the potential exchange or sale of BAH's shares of common stock which are not owned by Capitol.  If other proposals were under consideration for sale or exchange of BAH's shares to an entity other than Capitol, Capitol would be permitted to vote its shares of BAH.  By virtue of Capitol's controlling interest in BAH, it is likely that Capitol would not vote its shares of BAH in favor of any other proposals regarding a share exchange or sale of the minority interest in BAH with another party.  In addition, Capitol has no intentions of selling its controlling interest in BAH.  Hence, the only proposal under consideration is Capitol's proposal.

Capitol based its proposal on its prior transactions, whereby it has acquired the minority interest in banks it controls.  In those prior transactions, Capitol has offered those minority shareholders an opportunity to exchange their bank shares for Capitol common stock sometime after the 36th month of the bank's operations, subject to the bank's achievement of certain milestones including, but not limited to, certain profitability measures.  Although Capitol is under no contractual obligation to make such an offer to acquire the minority interests in any of its present bank subsidiaries, it has made this proposal to BAH's board of directors consistent with its prior informal discussions with BAH's board.

Consensus between Capitol and BAH's directors who are not employees or officers of Capitol was reached in January 2009, to approve the proposed exchange subject to obtaining approval for the proposed exchange by a majority of BAH's shares not already owned by Capitol.

In January 2009, the BAH board agreed to call a special shareholder meeting for a shareholder vote to approve the Plan of Share Exchange.

BAH's Reasons for the Exchange

BAH's reasons for the exchange are that the shareholders of BAH will be best served by the exchange in order to maximize their shareholder value and to provide them:

•	better protection through diversification geographically and by customer base through Capitol's subsidiary banks rather than dependence upon the resources of a single bank.

•
the BAH shareholders will receive publicly traded shares, providing them liquidity as opposed to the BAH common stock for which there is no public market.  BAH shareholders who choose to do so may continue to hold the Capitol stock they receive in the exchange without being forced to have their investment reduced by the immediate recognition of a capital gains tax.

Capitol's Reasons for the Exchange

Capitol believes that BAH's profitability will increase.  As noted elsewhere in this proxy statement/prospectus, while BAH's assets are reported as part of Capitol's assets for purposes of its consolidated financial statements, BAH's income is attributed to Capitol only in the percentage which Capitol owns of BAH common stock.  Capitol desires to acquire the remainder of BAH's common stock so that Capitol can include 100% of BAH's income in Capitol's consolidated income statement.

Terms of the Exchange

Terms of the exchange are set forth in the Plan of Share Exchange.  The Plan of Share Exchange is included as Annex A to this proxy statement/prospectus.  You should review the Plan of Share Exchange in its entirety.

The terms of the exchange can be summarized as follows:

Upon approval of the exchange by a majority of the shares of BAH held by shareholders other than Capitol, each share of BAH common stock will be exchanged for shares of Capitol common stock according to an exchange ratio.  The exchange ratio is determined by dividing 150% of the BAH fully-diluted adjusted book value in accordance with GAAP by the Capitol share value.

The share value of each share of Capitol common stock for purposes of the share exchange shall be $20.37, which is an amount negotiated between the boards of directors of Capitol and BAH and equals Capitol's book value per share as of September 30, 2008.

Additionally, each shareholder of BAH will receive one-third of one warrant for each share of Capitol received in the exchange.  The warrants will be immediately exercisable, have an exercise price of $20.37 and will expire after three years.  Fractional warrants will not be issued.

The exchange ratio is determined by dividing the fully-diluted book value of BAH common stock as of September 30, 2008 by the Capitol share value.  Each BAH shareholder (except Capitol) will receive shares of Capitol common stock in exchange for his, her or their BAH common stock calculated by multiplying the number of shares in BAH common stock held by the shareholder by the exchange ratio in addition to the warrants.  Any fractional shares will be paid in cash.  The exchange ratio is fixed and will not be adjusted due to any increase or decrease in the price of Capitol's common stock or BAH common stock.  As of February 10, 2009, Capitol's stock price was $5.22.  If the price of Capitol's common stock declines, BAH shareholders will receive less value for their shares upon completion of the share exchange than the value calculated pursuant to the exchange ratio.  The market price of a share of Capitol's common stock on the date of closing of the merger is likely to be different, and may be lower, than it was on the date of this proxy statement/prospectus.

Fairness Opinion

A financial fairness opinion was not obtained in regards to the proposed share exchange transaction.  In deciding to approve the exchange, the BAH board determined that the consideration to be received in the exchange by holders of BAH common stock is fair from a financial point of view, and therefore, did not engage a financial advisor to issue a fairness opinion.

BAH Board Recommendation

In determining whether to recommend the proposed share exchange to BAH's shareholders, BAH's board considered the matters discussed in "BAH's Reasons for the Exchange".  In addition, BAH's board considered:

•  no other exchange proposals would likely be offered either by Capitol or unaffiliated parties;

•	that Capitol already has a controlling interest in BAH;

•	that there is no assurance Capitol would repeat or improve its share exchange proposal at any time in the future; and

•
that no potential alternatives other than rejecting Capitol's proposal could result in BAH's minority shareholders having no future opportunities to exchange, sell or otherwise dispose of their BAH shares.

THE BAH BOARD HAS DETERMINED THAT THE EXCHANGE IS FAIR TO AND IN THE BEST INTERESTS OF THE BAH SHAREHOLDERS, HAS APPROVED THE PLAN OF SHARE EXCHANGE AND RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE PLAN OF SHARE EXCHANGE.

Accounting Treatment

Capitol expects the exchange to be treated as the acquisition of a noncontrolling interest of a subsidiary, in accordance with a new accounting standard.  FAS 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, clarifies how changes in a parent's ownership interest (such as Capitol's ownership of BAH) is to be accounted for while the parent retains a controlling financial interest in its subsidiary and subsequently increases its ownership in the subsidiary, as it would in the proposed BAH share exchange.  This new accounting guidance, which became effective January 1, 2009, impacts Capitol's share exchange transactions after that date by eliminating the recognition of goodwill.

Pro Forma Data

Because BAH is already a controlled subsidiary of Capitol, it is already included in Capitol's consolidated financial statements.  Unaudited pro forma consolidated financial information is presented in this document, adjusted for the proposed BAH exchange, which will be accounted for under the acquisition method of accounting (if consummated), as if it had occurred effective September 30, 2008 (shown on page 30) and at the beginning of 2007 (shown on page 31), using an estimated share exchange ratio.  The accompanying notes to the unaudited pro forma consolidated financial statements are an integral part of the unaudited pro forma financial information.  The unaudited pro forma results of operations for the period ended September 30, 2008 are not necessarily indicative of results for the year ending December 31, 2008 or any subsequent period thereafter.  The unaudited pro forma results of operations do not give effect to any potential cost savings or other synergies that could result from the share exchange.

Certain U.S. Federal Income Tax Consequences

The following summary is included for general information purposes only and does not purport to be a complete technical analysis or listing of all potential U.S. federal income tax consequences that may be relevant to holders of BAH common stock in connection with the exchange of their BAH shares for the Capitol common stock and warrants.  It is not intended to be, nor should it be construed as being, legal or tax advice.  Further, this summary does not address any tax consequences arising under the income or other tax laws of any state, local or foreign jurisdiction.  Holders of BAH common stock should consult their own tax advisors concerning the tax consequences of the proposed transaction.

This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Department of the Treasury regulations, rulings of the Internal Revenue Service (the “IRS”) and judicial decisions now in effect, all of which are subject to change or to varying interpretation at any time.  Any such changes or varying interpretations may also be applied retroactively.  Any such change could affect the accuracy of the statements and conclusions discussed below and the tax consequences of the arrangement.  The following discussion has no binding effect on the IRS or the courts.

This summary assumes that holders of BAH common stock are “U.S. Persons” as defined below and hold their BAH shares as capital assets (“Holders”).  This discussion does not address the consequences of the proposed transaction to any person that is not a U.S. Person.  The discussion does not purport to be a complete analysis of all of the potential tax effects of the exchange.  This summary does not address all tax consequences that may be relevant to particular holders in light of their individual circumstances, or the tax consequences to holders subject to special rules, including, without limitation:

•	dealers in securities or currencies;

•	banks, insurance companies, and other financial institutions;

•  tax-exempt organizations;

•  mutual funds;

•  broker-dealers;

•  persons subject to the alternative minimum tax;

•  expatriates;

•	persons who hold their BAH shares as a position in a “straddle” or as part of a “hedging,” “conversion,” “constructive sale,” or other risk reduction transaction;

•	persons who acquired their BAH shares through share option or share purchase programs or other compensation arrangements;

•  foreign individuals and entities; or

•  any person that holds its BAH shares through a partnership or other pass-through entity.

Capitol can give no assurance that the tax treatment described herein will remain unchanged.  No ruling has been requested from the IRS with respect to the anticipated tax treatment of the exchange, and Capitol will not seek either such a ruling or an opinion of counsel with respect to the anticipated tax treatment.  If any tax consequences or facts prove not to be as anticipated and described herein, the result could be increased taxation at the shareholder level.

This discussion of certain U.S. federal income tax consequences was not intended or written to be used as, and cannot be used by you, in the purpose of avoiding penalties that may be imposed on you.  This discussion was written to support the solicitation of your vote or as instructions to vote your common shares.

Shareholders are urged to consult their own tax advisors as to the specific tax consequences to them in connection with the exchange, including tax reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

For purposes of this discussion, a “U.S. Holder” means a holder of BAH common shares that is:

•  a citizen or resident of the United States;

•	a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source;

•
a trust if it has validly elected to be treated as a U.S. Person for U.S. federal income tax purposes or if a U.S. court can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of its substantial decisions.

If a partnership or other pass-through entity holds BAH shares, the tax treatment of a member of the partnership or other pass-through entity will generally depend upon the status of the member and the activities of the partnership or other entity.  Partnerships and other pass-through entities holding BAH common shares, and their members, should consult their tax advisors regarding the tax consequences of the exchange to them.

Consequences to Holders

Gain or Loss on Exchange. The exchange by Holders of BAH's common shares for Capitol's stock and warrants pursuant to the exchange will be a taxable exchange on which gain or loss is required to be recognized for U.S. federal income tax purposes (measured by the difference between the aggregate fair market value of the Capitol common stock and warrants received and such Holder's aggregate adjusted tax basis in the shares of BAH surrendered in the exchange).

The aggregate tax basis in the Capitol common stock and warrants received by the Holder in the exchange will equal the aggregate fair market value of such stock and warrants as of the exchange.

The holding period in the Capitol common stock and warrants received by the Holder in the exchange will begin the day after the closing of the exchange.

Gain or loss recognized by a Holder in connection with the exchange generally will be capital gain or loss, and will be long-term capital gain or loss if the share has been held for more than one year, and short-term capital gain or loss if the share has not been held for more than one year.  Long-term capital gain of non-corporate taxpayers may be subject to more favorable tax rates than ordinary income or short-term capital gain.  The deductibility of capital losses is subject to various limitations.  Holders who acquired multiple blocks of BAH shares at different prices or different times should consult their tax advisors concerning the allocation of basis and holding period to shares of Capitol common stock and warrants received in exchange for their BAH common shares pursuant to the exchange.

Back-Up Withholding. Unless a Holder complies with certain reporting and/or Form W-9 certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury Regulations, he, she, or it may be subject to back-up withholding tax with respect to any payments received pursuant to the exchange.  The back-up withholding tax is currently imposed at a rate of 28%.  Back-up withholding generally will not apply to payments made to some exempt recipients such as a corporation or financial institution or to a shareholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information.  If back-up withholding applies, the amount withheld is not an additional tax, but is credited against the Holder's U.S. federal income tax liability.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT LEGAL OR TAX ADVICE.  EACH SHAREHOLDER OF BAH IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE AND TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF SHARES OF CAPITOL STOCK AND THE WARRANTS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

Regulatory Matters

As a bank holding company, Capitol is subject to regulation by the Federal Reserve Board.  Federal Reserve Board rules require Capitol to obtain the Federal Reserve Board's permission to acquire at least 51% of a subsidiary bank.  The rules of the Federal Reserve Board do not differentiate between ownership of 51% and ownership of 100% of the stock of the subsidiary bank.  Of course, Capitol received permission to acquire its controlling interest in BAH prior to BAH commencing the business of banking.  Accordingly, Capitol will not be required to seek any further approval from the Federal Reserve Board for the exchange.

It is a condition of the proposed share exchange that the shares of Capitol stock to be issued pursuant to the Plan of Share Exchange be approved for listing on the New York Stock Exchange, subject to official notice of issuance.  An application will be filed to list Capitol's additional shares resulting from the proposed share exchange, if the exchange is approved by BAH's shareholders other than Capitol.  Accordingly, the shares of Capitol common stock to be issued in exchange for the BAH common stock will be publicly tradable upon consummation of the exchange.  There will be no restriction on the ability of a former BAH shareholder to sell in the open market the Capitol common stock received (unless the BAH shareholder is also an officer, director or affiliate of either BAH or Capitol, in which case Rule 144 and Rule 145 issued by the SEC do impose certain restrictions on the sale of Capitol common stock).

Dissenters' Rights

Michigan law provides that if the consideration in a share exchange is shares listed on a national securities exchange, the holders of the stock to be exchanged are not entitled to dissenters’ rights.  Since Capitol's common stock is listed on a national securities exchange, there are no dissenters’ rights.

Federal Securities Laws Consequences; Stock Transfer Restrictions

This proxy statement/prospectus does not cover any resales of the Capitol common stock you will receive in the exchange, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

All shares of Capitol common stock you will receive in the exchange will be freely transferable, except that if you are deemed to be an "affiliate" of BAH under the Securities Act of 1933 at the time of the special shareholders' meeting, you may resell those shares only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act.  Persons who may be affiliates of BAH for those purposes generally include individuals or entities that control, are controlled by, or are under common control with, BAH, and would not include shareholders who are not officers, directors or principal shareholders of BAH.

The affiliates of BAH may not offer, sell or otherwise dispose of any of the shares of Capitol common stock issued to that affiliate in the exchange or otherwise owned or acquired by that affiliate:

(1)
for a period beginning 30 days prior to the exchange and continuing until financial results covering at least 30 days of post-exchange combined operations of Capitol and BAH have been publicly filed by Capitol; or

(2)	in violation of the Securities Act.

THE CLOSING

Effective Time

The exchange will be effective at 5:00 p.m., Eastern Standard Time, on  March 31 , 2009, and will be closed as soon as possible after the vote at the meeting of BAH's shareholders.  If the Plan of Share Exchange is approved, as of the effective date, each outstanding share of BAH common stock will be automatically converted into the right to receive Capitol common stock according to the exchange ratio, as well as one warrant to purchase shares of Capitol common stock for every three shares of BAH currently held.

Shares Held By Capitol

Shares of BAH common stock owned by Capitol will be unaffected by the exchange.  Those shares will not be exchanged for any securities of Capitol or other consideration.

Procedures For Surrender Of Certificates; Fractional Shares

As soon as reasonably practicable after the effective date of the exchange, Capitol or Capitol's transfer agent will send you a letter of transmittal.  The letter of transmittal will contain instructions with respect to the surrender of your BAH stock certificates.  YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Commencing immediately after the effective date of the exchange, upon surrender by you of your stock certificates representing BAH shares in accordance with the instructions in the letter of transmittal, you will be entitled to receive stock certificates representing shares of Capitol common stock into which those BAH shares have been converted, together with a cash payment in lieu of fractional shares, if any.

After the effective date, each certificate that previously represented shares of BAH stock will represent only the right to receive the shares of Capitol common stock into which shares of BAH stock were converted in the exchange, and the right to receive cash in lieu of fractional shares of Capitol common stock, and the right to receive warrants, as described below.

Until your BAH certificates are surrendered to Capitol or Capitol's agent, you will not be paid any dividends or distributions on the Capitol common stock into which your BAH shares have been converted with a record date after the exchange, and will not be paid cash in lieu of a fractional share.  When those certificates are surrendered, any unpaid dividends and any cash in lieu of fractional shares of Capitol common stock payable as described below will be paid to you without interest.

BAH's transfer books will be closed at the effective date of the exchange and no further transfers of shares will be recorded on the transfer books.  If a transfer of ownership of BAH stock that is not registered in the records of BAH has occurred, then, so long as the BAH stock and warrant certificates are accompanied by all documents required to evidence and effect the transfer, as set forth in the transmittal letter and accompanying instructions, a certificate representing the proper number of shares of Capitol common stock and a certificate representing the proper number of warrants will be issued to a person other than the person in whose name the certificate so surrendered is registered, together with a cash payment in lieu of fractional shares, if any, and payment of dividends or distributions, if any.

No fractional share of Capitol common stock will be issued upon surrender of certificates previously representing BAH shares.  Instead, Capitol will pay you an amount in cash determined by multiplying the fractional share interest to which you would otherwise be entitled by the Capitol share value used in determining the exchange ratio.

Fees and Expenses

Whether or not the exchange is completed, Capitol and BAH will each pay its own costs and expenses incurred in connection with the exchange, including the costs of (a) the filing fees in connection with Capitol's Form S-4 registration statement and this proxy statement/prospectus, (b) the filing fees in connection with any filing, permits or approvals obtained under applicable state securities and "blue sky" laws, (c) the expenses in connection with printing and mailing of the Capitol Form S-4 registration statement and this proxy statement/prospectus, and (d) all other expenses.

Stock Market Listing

Capitol will promptly prepare and submit a listing application with respect to the maximum number of shares of Capitol common stock issuable to BAH shareholders in the exchange, and Capitol must use reasonable best efforts to obtain approval for the listing of Capitol common shares on the New York Stock Exchange.

Amendment And Termination

Capitol and BAH may amend or terminate the exchange at any time before or after shareholder approval of the Plan of Share Exchange.  After shareholder approval of the exchange, it may not be further amended without the approval of BAH shareholders.

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THE SPECIAL SHAREHOLDERS' MEETING

Date, Time And Place

The special shareholders' meeting will be held on  March 18 , 2009 at Bank of Auburn Hills, 1988 Opdyke Road, Auburn Hills, Michigan 48326-2662 at 9 :30 a.m., local time.

Matters To Be Considered At The Special Shareholders' Meeting

At the special shareholders' meeting, holders of BAH common stock will vote on whether to approve the exchange.  See "The Exchange".

Record Date; Stock Entitled To Vote; Quorum

Holders of record of BAH common stock at the close of business on February  11 , 2009, the record date for the special shareholders' meeting, are entitled to receive notice of and to vote at the special shareholders' meeting.  At February  11 , 2009, 800,000 shares of BAH common stock were issued and outstanding and held by approximately 158 holders of record.  Capitol held 408,000 shares of BAH common stock on that date and 392,000 were held by shareholders other than Capitol.

A majority of the shares of the BAH common stock (excluding shares held by Capitol) entitled to vote on the record date must be represented in person or by proxy at the special shareholders' meeting in order for a quorum to be present for purposes of transacting business at the meeting.  In the event that a quorum of common stock is not represented at the special shareholders' meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.  Holders of record of BAH common stock on the record date are each entitled to one vote per share with respect to approval of the exchange at BAH's special shareholders' meeting.

BAH does not expect any other matters to come before the special shareholders' meeting.  However, if any other matters are properly presented at the meeting for consideration, the persons named in the enclosed form of proxy, and acting thereunder, will have discretion to vote or not vote on those matters in accordance with their best judgment, unless authorization to use that discretion is withheld.  If a proposal to adjourn the meeting is properly presented, however, the persons named in the enclosed form of proxy will not have discretion to vote in favor of the adjournment proposal any shares which have been voted against the proposal(s) to be presented at the meeting.  BAH is not aware of any matters expected to be presented at the meeting other than as described in the notice of the meeting.

Votes Required

Although approval of the exchange by two-thirds of the shares entitled to vote is all that is required by law, BAH and Capitol have agreed that approval of the exchange will require the affirmative vote of a majority of the shares of BAH common stock outstanding on the record date, excluding shares of BAH held by Capitol.  Abstentions and broker non-votes will have the same effect as a vote against the proposal to approve the exchange.

Share Ownership Of Management

As of the close of business on February  11 , 2009, the directors and executive officers of BAH and their affiliates were entitled to vote approximately 65,950 shares of BAH common stock, excluding additional BAH shares which could be obtained upon exercise of outstanding stock options.  These shares represent approximately 7.89% of the outstanding shares of BAH common stock and 15.43% of BAH's shares held by shareholders other than Capitol.  It is anticipated that the directors and executive officers of BAH will unanimously vote their shares of BAH common stock in favor of the exchange.

Voting Of Proxies

Submitting Proxies

You may vote by attending the special shareholders' meeting and voting your shares in person at the meeting, or by completing the enclosed proxy card, signing and dating it, and mailing it in the enclosed postage pre-paid envelope.  If you sign a written proxy card and return it without instructions, your shares will be voted FOR the exchange at the special shareholders' meeting.

If your shares are held in the name of a trustee, bank, broker or other record holder, you must either direct the record holder of your shares as to how to vote your shares or obtain a proxy from the record holder to vote at the special shareholders' meeting.

Shareholders who submit proxy cards should not send in any stock certificates with their proxy cards.  A transmittal form with instructions for the surrender of certificates representing shares of BAH stock will be mailed by Capitol to BAH shareholders shortly after the exchange is effective.

Revoking Proxies

If you are a shareholder of record, you may revoke your proxy at any time prior to the time it is voted at the special shareholders' meeting.  Proxies may be revoked by written notice, including by fax, to the president of BAH, by a later-dated proxy signed and returned by mail or by attending the shareholders' meeting and voting in person.  Attendance at BAH's special shareholders' meeting will not in and of itself constitute a revocation of a proxy.  Any written notice of a revocation of a proxy must be sent so as to be delivered before the taking of the vote at the special shareholders' meeting to:

Bank of Auburn Hills
1988 Opdyke Road
Auburn Hills, MI 48326-2662
Attn:  Neal Searle, President

If you require assistance in changing or revoking a proxy, you should contact Neal Searle at the address above or at phone number (248) 370-8200.

General Information

Brokers who hold shares in street name for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote on non-routine matters, such as the proposal to be voted on at the special shareholders' meeting, unless they receive specific instructions from the customer.  These so-called broker non-votes will have the same effect as a vote against the exchange.

Abstentions may be specified on all proposals.  If you submit a proxy with an abstention, you will be treated as present at the special shareholders' meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.  An abstention will have the same effect as a vote against the exchange.

Solicitation Of Proxies; Expenses

BAH will pay the cost of solicitation of proxies.  In addition to solicitation by mail, the directors, officers and employees of BAH may also solicit proxies from shareholders by telephone, fax or in person.

COMPARISON OF SHAREHOLDER RIGHTS

As a result of the exchange, holders of shares of BAH stock will become holders of shares of Capitol common stock.  Capitol and BAH are both organized under the laws of the State of Michigan.  The following is a summary of the material differences between (a) the current rights of Capitol shareholders under Michigan law and Capitol's articles of incorporation and bylaws, and (b) the current rights of BAH shareholders under Michigan law and BAH's articles of incorporation and bylaws, each as amended to date.

The following summary is not a complete statement of the rights of shareholders of the two companies or a complete description of the specific provisions referred to below.  For additional information which may be relevant to BAH shareholders, see the Michigan Business Corporation Act, as well as BAH's articles of incorporation and bylaws and Capitol's articles of incorporation and bylaws, (copies of which are on file with the SEC).  Copies of BAH's constituent documents are available upon written request from BAH.  To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

The following summary compares various rights, privileges and restrictions applicable to shareholders of BAH and Capitol:

	BAH	Capitol

Authorized Preferred Stock	None	20,000,000
Authorized Common Stock	840,000	50,000,000
Preemptive Rights	None	None
Quorum Requirements	Majority	Majority
Special Meetings of Stockholders	Called by CEO, majority of the board or shareholders representing not less than one-tenth of all shares entitled to vote	Called by the board
Stockholder Action by Written Consent	Yes, if unanimous	Yes, if unanimous
Inspection of Voting List of Stockholders	Inspector may be appointed by the Board, by the person presiding at shareholders' meeting or by the request of a shareholder	Inspector may be appointed by the Board, by the person presiding at shareholders' meeting or by the request of a shareholder
Classification of the Board of Directors	No	Yes
Election of the Board of Directors	Annually by shareholders	One class is elected annually by shareholders to serve a term of three years; the board is divided into three classes
Cumulative Voting	No	No
Number of Directors	5-25	5-25
Removal of Directors	By a majority of the outstanding shares of stock	By a majority of the outstanding shares of stock
Vacancies on the Board of Directors	May be filled by a majority of the Board of Directors	May be filled by shareholders or by a majority of the Board of Directors
Liability of Directors	Eliminated to the fullest extent provided by law	Eliminated to the fullest extent provided by law
Indemnification of Directors, Officers, Employees or Agents	Yes	Yes
Amendments to Articles of Incorporation	By a majority of the outstanding shares	By a majority of the outstanding shares
Amendments to Bylaws	By holders of a majority of outstanding shares	By a majority of the outstanding shares or a majority of directors
Appraisal/Dissenters' Rights	No	No

DESCRIPTION OF THE CAPITAL STOCK OF CAPITOL

Capitol's Articles of Incorporation, as amended, authorize the issuance of up to 50,000,000 shares of common stock, $5.00 par value, and 20,000,000 shares of preferred stock.  Capitol's articles of incorporation do not authorize the issuance of any other class of stock.  As of December 31, 2008, 17,293,908 shares of common stock were outstanding and no shares of preferred stock were outstanding.  BNY Mellon Shareowner Services, serves as transfer agent and registrar for Capitol's common stock.

Preferred Stock

Capitol's board of directors is authorized to issue preferred stock in one or more series, from time to time, with full or limited voting powers, or without voting powers, and with all designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions upon the preferred stock, as may be provided in the resolution or resolutions adopted by Capitol's board of directors.  The authority of Capitol's board of directors includes, but is not limited to, the determination or fixing of the following with respect to shares of any class or series of preferred stock:

•	the number of shares (up to the number of shares authorized) and designation of any series of preferred stock;

•	the dividend rate and whether dividends are to be cumulative;

•	whether shares are to be redeemable, and, if so, whether redeemable for cash, property or rights;

•	the rights to which the holders of shares shall be entitled, and the preferences, if any, over any other series;

•	whether the shares shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, upon what conditions;

•
whether the shares will be convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock and the terms and conditions of the conversion or exchange;

•	the voting powers, full or limited, if any, of the shares;

•
whether the issuance of any additional shares, or of any shares of any other series, will be subject to restrictions as to issuance, or as to the powers, preferences or rights of any of these other series; and

•	any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions.

The actual effect of the issuance of any shares of the preferred stock upon the rights of holders of common stock cannot be stated until the board of directors determines the specific rights of any shares of the preferred stock.  However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, reducing the market price of the common stock or impairing the liquidation rights of the common stock without further action by the shareholders.  Holders of Capitol's common stock will not have preemptive rights with respect to the preferred stock.

Although Capitol may consider issuing shares of the preferred stock in the future for purposes of raising additional capital or in connection with acquisition transactions, there are currently no binding agreements or commitments with respect to the issuance of the preferred stock.

Common Stock

Michigan law allows Capitol's board of directors to issue additional shares of stock up to the total amount of common stock authorized without obtaining the prior approval of the shareholders.

Capitol's board of directors has authorized the issuance of the shares of common stock as described in this proxy statement/prospectus.  All shares of common stock offered will be, when issued, fully paid and nonassessable.

The following description of the terms of the common stock of Capitol may not contain all of the information relevant to you.  For additional information, please see Capitol's articles of incorporation, as amended, and its bylaws, each of which have been previously filed with the SEC, and the Michigan Business Corporation Act ("MBCA").  To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

Rights of Common Stock

All voting rights are vested in the holders of shares of common stock.  Each share of common stock is entitled to one vote.  The shares of common stock do not have cumulative voting rights, which means that a stockholder is entitled to vote each of his or her shares once for each director to be elected at any election of directors and may not cumulate shares in order to cast more than one vote per share for any one director.  The holders of the common stock do not have any preemptive, conversion or redemption rights.  Holders of common stock are entitled to receive dividends if and when declared by Capitol's board of directors out of funds legally available.  Under Michigan law, dividends may be legally declared or paid only if after the distribution the corporation can pay its debts as they come due in the usual course of business and the corporation's total assets equal or exceed the sum of its liabilities.  In the event of liquidation, the holders of common stock will be entitled, after payment of amounts due to creditors and senior security holders, to share ratably in the remaining assets.

Shares Available for Issuance

The availability for issuance of a substantial number of shares of common stock at the discretion of the board of directors provides Capitol with the flexibility to take advantage of opportunities to issue additional stock in order to obtain capital, as consideration for possible acquisitions and for other purposes (including, without limitation, the issuance of additional shares through stock splits and stock dividends in appropriate circumstances).  There are, at present, no plans, understandings, agreements or arrangements concerning the issuance of additional shares of common stock, except as described in this proxy statement/prospectus and for the shares of common stock reserved for issuance under Capitol's stock option program.

Uncommitted authorized but unissued shares of common stock may be issued from time to time to persons and in amounts the board of directors of Capitol may determine and holders of the then outstanding shares of common stock may or may not be given the opportunity to vote thereon, depending upon the nature of those transactions, applicable law and the judgment of the board of directors of Capitol regarding the submission of an issuance to or vote by Capitol's shareholders.  As noted, Capitol's shareholders have no preemptive rights to subscribe to newly issued shares.

Moreover, it will be possible that additional shares of common stock would be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in Capitol more difficult, time consuming or costly or would otherwise discourage an attempt to acquire control of Capitol.  Under such circumstances, the availability of authorized and unissued shares of common stock may make it more difficult for shareholders to obtain a premium for their shares.  Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of Capitol by means of a merger, tender offer, proxy contest or other means.  Such shares could be privately placed with purchasers who might cooperate with the board of directors of Capitol in opposing such an attempt by a third party to gain control of Capitol.  The issuance of new shares of common stock could also be used to dilute ownership of a person or entity seeking to obtain control of Capitol.  Although Capitol does not currently contemplate taking that action, shares of Capitol common stock could be issued for the purposes and effects described above, and the board of directors reserves its rights (if consistent with its fiduciary responsibilities) to issue shares for such purposes.

Capitol's Preferred Securities

Capitol has issued debentures to Capitol Trust I and Capitol Trust XII, Delaware business trust subsidiaries of Capitol.  Capitol Trust I and Capitol Trust XII purchased the debentures with the proceeds of preferred securities (which are traded on the New York Stock Exchange under the symbol "CBCPrA" and “CBCPrB”, respectively).  Capitol also has additional trust-preferred securities which were privately placed.  Capitol has guaranteed the preferred securities.  The documents governing these securities, including the indenture under which the debentures were issued, restrict Capitol's right to pay a dividend on its common stock under certain circumstances and give the holders of the preferred securities preference on liquidation over the holders of Capitol's common stock.  Specifically, Capitol may not declare or pay a cash dividend on its common stock if (a) an event of default has occurred as defined in the indenture, (b) Capitol is in default under its guarantee, or (c) Capitol has exercised its right under the debentures and the preferred securities to extend the interest payment period.  In addition, if any of these conditions have occurred and until they are cured, Capitol is restricted from redeeming or purchasing any shares of its common stock except under very limited circumstances.  Capitol's obligation under the debentures, the preferred securities and the guarantee approximates $170.7 million at an average interest rate currently approximating 6.3% per annum, payable quarterly.

Anti-Takeover Provisions

In addition to the utilization of authorized but unissued shares as described above, the MBCA contains other provisions which could be utilized by Capitol to impede efforts to acquire control of Capitol.  Those provisions include the following:

Control Share Acquisitions.  The MBCA contains an article intended to protect shareholders and prohibit or discourage certain types of hostile takeover activities.  These provisions regulate the acquisition of "control shares" of large public Michigan corporations.

The act establishes procedures governing "control share acquisitions."  A control share acquisition is defined as an acquisition of shares by an acquirer which, when combined with other shares held by that person or entity, would give the acquirer voting power at or above any of the following thresholds:  20%, 33-1/3% or 50%.  Under that act, an acquirer may not vote "control shares" unless the corporation's disinterested shareholders vote to confer voting rights on the control shares.  The acquiring person, officers of the target corporation, and directors of the target corporation who are also employees of the corporation are precluded from voting on the issue of whether the control shares shall be accorded voting rights.  The act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition.

The act entitles corporations to redeem control shares from the acquiring person under certain circumstances.  In other cases, the act confers dissenters' rights upon all of a corporation's shareholders except the acquiring person.

The act applies only to an "issuing public corporation."  Capitol falls within the statutory definition of an "issuing public corporation."  The act automatically applies to any "issuing public corporation" unless the corporation "opts out" of the statute by so providing in its articles of incorporation or bylaws.  Capitol has not "opted out" of the provisions of the act.

Fair Price Act.  Certain provisions of the MBCA establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters.  The act provides that a super majority vote of 90% of the shareholders and no less than two-thirds of the votes of non-interested shareholders must approve a "business combination."  The act defines a "business combination" to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an "interested shareholder" or certain "affiliates."  An "interested shareholder" is generally any person who owns 10% or more of the outstanding voting shares of the company.  An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

As of January 31, 2008 Capitol's directors and executive officers beneficially owned (including immediately exercisable stock options and warrants) control of approximately 26.51% of Capitol's outstanding common stock.  It is now unknown what percentage will be owned by management upon completion of the exchange.  If management's shares are voted as a block, management will be able to prevent the attainment of the required supermajority approval.

The supermajority vote required by the act does not apply to business combinations that satisfy certain conditions.  These conditions include, among others, that: (i) the purchase price to be paid for the shares of the company is at least equal to the greater of (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (ii) once a person has become an interested shareholder, the person must not become the beneficial owner of any additional shares of the company except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

The requirements of the act do not apply to business combinations with an interested shareholder that the Board of Directors has approved or exempted from the requirements of the act by resolution at any time prior to the time that the interested shareholder first became an interested shareholder.

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WHERE YOU CAN FIND MORE INFORMATION

Capitol has filed a registration statement on Form S-4 to register with the SEC the Capitol common stock to be issued to BAH shareholders in the exchange.  This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Capitol in addition to being a proxy statement of BAH for the special meeting.  As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

In addition, Capitol files reports, proxy statements and other information with the SEC under the Exchange Act.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  You may read and copy this information at the following locations of the SEC:

Public Reference Room 100 F Street Washington, D.C. 20549	Chicago Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661-2511

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, Washington, D.C. 20549, at prescribed rates.  The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Capitol, who file electronically with the SEC.  The address of that site is www.sec.gov.  You can also inspect reports, proxy statements and other information about Capitol at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

The SEC allows Capitol to "incorporate by reference" the information it files with the SEC.  This permits Capitol to disclose important information to you by referring to these filed documents.  Any information referred to in this way is considered part of this proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this proxy statement/prospectus.  Capitol incorporates by reference the following documents that have been filed with the SEC:

Capitol Bancorp Ltd. SEC Filings (File No. 0-18461)	Period
• Quarterly Report on Form 10-Q	Period ended September 30, 2008
• Quarterly Report on Form 10-Q	Period ended June 30, 2008
• Quarterly Report on Form 10-Q	Period ended March 31, 2008
• Proxy Statement on Schedule 14A	Annual Meeting Held April 23, 2008
• Annual Report on Form 10-K	Year ended December 31, 2007
• Registration Statement on Form 8-A filed April 19, 1990	Filed April 19, 1990
• Current Reports on Form 8-K	Filed: February 6, 2009 February 3, 2009 January 29, 2009 December 16, 2008 December 15, 2008 December 10, 2008 December 1, 2008 November 14, 2008 October 16, 2008

• Current Reports on Form 8-K (Continued)	Filed:

August 29, 2008
August 8, 2008
July 30, 2008
July 17, 2008
July 9, 2008
July 1, 2008
June 27, 2008
June 20, 2008
June 19, 2008
June 10, 2008
April 24, 2008
April 17, 2008
March 31, 2008
March 18, 2008
February 1, 2008
January 31, 2008

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In addition, all subsequent documents filed with the SEC by Capitol pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/ prospectus shall be deemed to be incorporated by reference into this proxy statement/prospectus and to be a part hereof from the date of filing such documents.  Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus or another such document shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or another such document or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modified or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY MARCH 9 , 2009 TO RECEIVE THEM BEFORE THE SPECIAL SHAREHOLDERS' MEETING.  If you request exhibits to any incorporated documents from us, Capitol will mail them to you by first class mail, or another equally prompt means, within one business day after Capitol receives your request.

No one has been authorized to give any information or make any representation about BAH, Capitol or the exchange that differs from, or adds to, the information in this document or in documents that are publicly filed with the SEC.  Therefore, if anyone does give you different or additional information, you should not rely on it.

If you are in a jurisdiction where it is unlawful to offer to exchange, or to ask for offers of exchange, the securities offered by this proxy statement/prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this proxy statement/prospectus does not extend to you.

The information contained in this proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies.  Information in this document about Capitol has been supplied by Capitol, and information about BAH has been supplied by BAH.

LEGAL MATTERS

Certain legal matters relating to the validity of the shares of Capitol common stock offered by this proxy statement/prospectus will be passed upon for Capitol by Brian English, Capitol's General Counsel.  Certain federal income tax matters relating to the exchange will be passed upon for Capitol by Honigman Miller Schwartz and Cohn, LLP.

EXPERTS

The consolidated financial statements of Capitol Bancorp Limited and management's assessment of the effectiveness of internal control over financial reporting incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Bank of Auburn Hills attached to this proxy statement/prospectus as Annex B have been so incorporated in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm, which is attached as a part of Annex B, given on the authority of said firm as experts in auditing and accounting.

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ANNEX A

PLAN OF SHARE EXCHANGE

THIS PLAN OF SHARE EXCHANGE ("the Plan") is entered into effective February  17 , 2009 by and among CAPITOL BANCORP LIMITED, a Michigan corporation ("Capitol") and BANK OF AUBURN HILLS ("BAH").

R E C I T A L S

A.   BAH is a Michigan banking corporation which commenced the business of banking July 13, 2005.

B.   Capitol is the holder of 408,000 shares of the duly issued and outstanding common stock of BAH ("BAH common stock").

C.           BAH common stock is privately held and not traded in any public market.

D.           Capitol's common stock ("Capitol common stock") is traded on the New York Stock Exchange.

E.           BAH's Board of Directors has determined that it would be in the best interest of BAH's stockholders other than Capitol to exchange their shares of stock in BAH for shares of Capitol common stock as described in this Plan, and Capitol is willing to make an exchange on those terms.

The parties adopt this Plan as of the effective date.

1.   The Exchange.  Each shareholder who holds BAH common stock will exchange his, her or their shares of BAH common stock for a combination of shares of Capitol common stock and warrants to purchase Capitol common stock according to an exchange ratio determined as follows:

BAH Share Value.  The value of each share of BAH common stock shall be 150% of the fully-diluted adjusted book value of BAH's common stock, as determined under generally accepted accounting principles, as of September 30, 2008.

Capitol Share Value.  The share value of each share of Capitol common stock shall be $20.37.

Exchange Ratio.  The exchange ratio of 0.58 has been determined by dividing the BAH Share Value by the Capitol Share Value.

Each BAH shareholder (except Capitol) will receive shares of Capitol common stock in exchange for his, her or their BAH common stock calculated by multiplying the number of shares of BAH common stock held by the shareholder by the exchange ratio.  Any fractional shares will be paid in cash.

Each shareholder of BAH will receive one-third of one warrant to purchase Capitol common stock for each share of Capitol common stock received in the exchange.  The warrants will have an exercise price of $20.37, be immediately exercisable and will expire after three years.  Fractional warrants will not be issued.

2.           Approvals Necessary.  The following approvals will be necessary prior to the Plan becoming effective:

a.	The Board of Directors of BAH shall have approved and adopted the Plan.

b.	The Board of Directors of Capitol shall have approved and adopted the Plan.

A - 1

c.	A majority of the common stock of BAH (exclusive of the shares held by Capitol) shall have been voted to approve and adopt the Plan at a meeting of the shareholders called for that purpose.

d.	The Securities and Exchange Commission shall have declared effective the Registration Statement registering the shares of Capitol common stock to be issued in the exchange.

3.           Surrender of Certificates.  Each shareholder of BAH common stock shall surrender to Capitol his, her or their certificate(s) for shares of BAH common stock.  Capitol shall direct its transfer agent, BNY Mellon Shareowner Services, to issue certificate(s) of Capitol common stock to be issued in the exchange.  Certificate(s) of Capitol common stock shall be issued and registered in the same name as the shares of BAH common stock surrendered in exchange therefor, and shall thereafter be transferable in the same manner as otherwise provided for Capitol common stock.  Capitol will also issue, or direct its transfer agent to issue, a certificate representing the warrants in the same name as the shares of BAH common stock surrendered, which shall be transferable in the same manner as otherwise provided for Capitol common stock.  Shareholders of BAH will not be paid dividend payments, if any, paid by Capitol until such time as their certificates have been exchanged.  Any such withheld dividend payment will be paid upon exchange of the certificate(s).

4.           New BAH Certificate.  BAH shall issue its certificate registering in the name of Capitol all shares of stock now registered to shareholders other than Capitol.

5.   Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Plan by the shareholders of BAH provided, however, that after any approval of the transactions contemplated by the Plan by the shareholders of BAH, there may not be, without further approval of such shareholders, any amendment of the Plan which changes the amount or the form of the consideration to be delivered to the holders of BAH common stock hereunder other than as contemplated by the Plan.  The Plan may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

In witness whereof, the parties have entered into this Plan as of the date first set forth above.

BAH

By: ______________________________

Name: ____________________________

Title: _____________________________

Capitol Bancorp Limited

By: ______________________________

Name: ____________________________

Title: _____________________________

A - 2

ANNEX B

FINANCIAL INFORMATION REGARDING BANK OF AUBURN HILLS

Management’s discussion and analysis of financial condition and results of operations	B-2
Condensed interim financial statements as of September 30, 2008 and for the nine months ended September 30, 2008 and 2007 (unaudited)	B-4
Audited financial statements as of December 31, 2007 and 2006 and for the periods ended December 31, 2007, 2006 and 2005	B-12

Management’s Discussion and Analysis of Financial Condition
and Results of Operations
Bank of Auburn Hills
Periods Ended September 30, 2008 and 2007
and
December 31, 2007 and 2006

Financial Condition
Bank of Auburn Hills (the “Bank”) is engaged in commercial banking activities from its sole location in Auburn Hills, Michigan.  Since its inception in July 2005, the Bank provides a full array of banking services, principally loans and deposits, to entrepreneurs, professionals and other high net worth individuals in its community.

Total assets approximated $45.1 million at September 30, 2008, a slight increase from $44.8 million at December 31, 2007.  Total assets approximated $31.6 million at year-end 2006.  Increases in total assets resulted from deposit growth deployed into loans and cash and cash equivalents.

Total portfolio loans approximated $40.5 million at September 30, 2008, an increase from the $36.6 million level at December 31, 2007.  At December 31, 2006, total portfolio loans approximated $26.4 million.  Commercial loans approximated 90% of total portfolio loans at September 30, 2008 consistent with the Bank’s emphasis on commercial lending activities.

The allowance for loan losses at September 30, 2008 approximated $933,000 or 2.30% of total portfolio loans, compared to the December 31, 2007 ratio of 2.24% and 1.55% at December 31, 2006.

The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses inherent in the loan portfolio at the balance sheet date.  Management’s determination of the adequacy of the allowance is based on evaluation of the portfolio (including volume, amount and composition, potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, loan commitments outstanding and other factors.

Total deposits approximated $38.5 million at September 30, 2008, an increase of approximately $910,000 from the $37.6 million level at December 31, 2007.  Deposits at December 31, 2006 were approximately $24 million.

The Bank seeks to obtain noninterest-bearing deposits as a means to reduce its cost of funds.  Noninterest-bearing deposits approximated $3.0 million at September 30, 2008 or about 8% of total deposits, an increase of approximately $574,000 from December 31, 2007.  Noninterest-bearing deposits increased approximately $216,000 at December 31, 2007 compared to year-end 2006.  Noninterest-bearing deposits can fluctuate significantly from day to day, depending upon customer account activity.

Stockholders’ equity approximated $6.3 million at September 30, 2008 or approximately 14% of total assets.  Capital adequacy is discussed elsewhere in this narrative.

Results of Operations
The net loss for the nine months ended September 30, 2008 approximated $599,000, compared with a net loss of approximately $215,000 in the corresponding 2007 period.  The net loss for the year ended December 31, 2007 approximated $335,000, compared with a net loss of $332,000 for the year ended December 31, 2006.

The principal source of operating revenues is interest income.  Total interest income for the nine months ended September 30, 2008 approximated $2.0 million, compared with $2.3 million for the nine-month 2007 period; the interim 2008 decrease was primarily attributable to lower interest rates during the period.  Total interest income for the year ended December 31, 2007 approximated $3.1 million, compared with $1.7 million in 2006.  The increase in interest income in 2007 related primarily to loan portfolio growth.

Total interest expense approximated $1.2 million for the nine months ended September 30, 2008 and $1.1 million for the nine-month 2007 period.  For the year ended December 31, 2007, total interest expense approximated $1.6 million compared to $623,000 in 2006; increased interest expense in 2007 was due to higher levels of interest-bearing deposits.

Net interest income approximated $876,000 for the nine months ended September 30, 2008, compared with $1.1 million for the 2007 corresponding period.  The 2008 interim period reduction in net interest income resulted from margin compression resulting from a lower rate environment whereby rate decreases occurred to a lesser extent in interest-bearing deposits.  Net interest income for the year ended December 31, 2007 approximated $1.5 million, compared with $1.1 million in 2006.

The provision for loan losses was approximately $740,000 for the nine months ended September 30, 2008, compared with approximately $496,000 in the corresponding 2007 period.  The provision for loan losses was approximately $702,000 for the year ended December 31, 2007 and $320,000 for the year ended December 31, 2006.  The provision for loan losses is based upon amounts necessary to maintain the allowance for loan losses based on management’s analysis of allowance requirements, as discussed previously.  Through September 30, 2008, the Bank has incurred approximately $658,000 in loan charge-offs.  The sharply increased provision for loan losses in the 2008 interim period was responsive to the severe recessionary environment in Michigan, loan downgrades and higher levels of nonperforming loans.

Total noninterest income approximated $75,000 for the nine months ended September 30, 2008, compared with $140,000 for the corresponding 2007 period.  Noninterest income for the year ended December 31, 2007 approximated $196,000 and $117,000 in 2006.  Noninterest income in the interim 2008 period decreased significantly due to the absence of gains on sale of government-guaranteed loans and increased in 2007 due to gains on sale of government-guaranteed loans.

Total noninterest expense approximated $1.1 million for the nine months ended September 30, 2008 and for the corresponding 2007 period.  For the year ended December 31, 2007, total noninterest expense approximated $1.5 million, compared with $1.4 million in 2006.  The principal component of noninterest expense is salaries and employee benefits which have decreased approximately $135,000 during the 2008 period due to the deferral of compensation costs related to loan origination activities.

Liquidity and Capital Resources
The principal funding source for asset growth and loan origination activities is deposits and short-term borrowings.  Changes in deposits, short-term borrowings and loans were previously discussed in this narrative.  Most of the growth in short-term borrowings has been deployed into commercial loans, consistent with the Bank’s emphasis on commercial lending activities.

Cash and cash equivalents approximated $3.8 million at September 30, 2008, $7.5 million at December 31, 2007 and $4.7 million at December 31, 2006.  As liquidity levels vary continuously based upon customer activities, amounts of cash and cash equivalents can vary widely at any given point in time.  Management believes the Bank’s liquidity position at September 30, 2008 is adequate to fund loan demand and to meet depositor needs.

All banks are subject to a complex series of capital ratio requirements which are imposed by state and federal banking agencies.  The Bank is subject to a more restrictive requirement than is applicable to most banks inasmuch as the Bank must maintain a capital-to-asset ratio of not less than 8% for its first three years of operation.  In the opinion of management, the Bank meets or exceeds regulatory capital requirements to which it is subject.

Impact of New Accounting Standards
There are certain new accounting standards either becoming effective or being issued in 2008 and 2007.  They are discussed in Note E of the accompanying condensed interim financial statements and Note A of the accompanying audited financial statements.

BANK OF AUBURN HILLS

------

Condensed Interim Financial Statements

Nine months ended September 30, 2008 and 2007

CONDENSED BALANCE SHEETS (Unaudited)

Bank of Auburn Hills

	September 30, 2008	December 31, 2007
ASSETS
Cash and due from banks	$410,532	$218,259
Interest-bearing deposits		1,047,052
Federal funds sold	3,355,000	6,195,000
Cash and cash equivalents	3,765,532	7,460,311
Portfolio loans, less allowance for loan losses
of $933,000 in 2008 and $820,000 in 2007	39,576,108	35,766,002
Premises and equipment	149,576	189,054
Accrued interest income	118,661	172,155
Other assets	1,517,053	1,179,873

TOTAL ASSETS	$45,126,930	$44,767,395

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$2,976,866	$2,403,205
Interest-bearing	35,565,904	35,229,386
Total deposits	38,542,770	37,632,591
Accrued interest on deposits and other liabilities	286,999	238,390
Total liabilities	38,829,769	37,870,981

STOCKHOLDERS’ EQUITY:
Common stock, par value $5.00 per share, 840,000 authorized; 800,000 shares issued and outstanding:	4,000,000	4,000,000
Additional paid-in capital	4,000,000	4,000,000
Retained-earnings deficit	(1,702,839)	(1,103,586)
Total stockholders’ equity	6,297,161	6,896,414

TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$45,126,930	$44,767,395

See notes to condensed interim financial statements.

CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

Bank of Auburn Hills

	Nine Months Ended September 30
	2008	2007
Interest income:
Portfolio loans (including fees)	$1,922,199	$2,028,607
Loans held for sale	2,550	3,433
Federal funds sold	88,321	246,068
Other	35,069
Total interest income	2,048,139	2,278,108
Interest expense on deposits	1,172,519	1,138,622
Net interest income	875,620	1,139,486
Provision for loan losses	739,503	495,759
Net interest income after provision
for loan losses	136,117	643,727

Noninterest income:
Service charges on deposit accounts	37,094	24,565
Fees from origination of non-portfolio residential
mortgage loans	17,574	32,957
Gains on sale of other non-portfolio commercial
loans	12,432	24,181
Gains on sale of government-guaranteed loans		50,027
Other	8,217	8,373
Total noninterest income	75,317	140,103

Noninterest expense:
Salaries and employee benefits	434,090	568,858
Occupancy	53,516	62,091
Equipment rent, depreciation and maintenance	66,490	82,875
Contracted data processing and administrative
services	234,359	225,162
Bank services (ATMs, telephone banking and
Internet banking)	22,950	25,203
FDIC insurance premiums and other regulatory fees	38,001	22,871
Other	265,281	116,704
Total noninterest expense	1,114,687	1,103,764
Loss before income tax benefit	(903,253)	(319,934)
Income tax benefit	(304,000)	(105,000)

NET LOSS	$(599,253)	$(214,934)

NET LOSS PER SHARE (basic and diluted)	$(0.75)	$(0.27)

See notes to condensed interim financial statements.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (Unaudited)

Bank of Auburn Hills

	Common Stock	Additional Paid-in Capital	Retained- Earnings Deficit	Total

Nine Months Ended September 30, 2007
Balances at January 1, 2007	$4,000,000	$4,000,000	$(768,430)	$7,231,570

Net loss			(214,934)	(214,934)

BALANCES AT SEPTEMBER 30, 2007	$4,000,000	$4,000,000	$(983,364)	$7,016,636

Nine Months Ended September 30, 2008
Balances at January 1, 2008	$4,000,000	$4,000,000	$(1,103,586)	$6,896,414

Net loss			(599,253)	(599,253)

BALANCES AT SEPTEMBER 30, 2008	$4,000,000	$4,000,000	$(1,702,839)	$6,297,161

See notes to condensed interim financial statements.

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

Bank of Auburn Hills

	Nine Months Ended September 30
	2008	2007
OPERATING ACTIVITIES
Net loss	$(599,253)	$(214,934)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Provision for loan losses	739,503	495,759
Depreciation of premises and equipment	57,775	63,564
Originations and purchases of loans held for sale	(903,740)	(598,000)
Proceeds from sales of loans held for sale	903,740	598,000
Increase in accrued interest income and other assets	(283,686)	(113,628)
Increase in accrued interest expense on deposits and other liabilities	48,609	83,754

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	(37,052)	314,515

INVESTING ACTIVITIES
Net increase in portfolio loans	(4,549,609)	(7,635,616)
Purchases of premises and equipment	(18,297)	(4,072)

NET CASH USED BY INVESTING ACTIVITIES	(4,567,906)	(7,639,688)

FINANCING ACTIVITIES
Net increase (decrease) in demand deposits, NOW accounts and savings accounts	(5,741,129)	8,155,176
Net increase in certificates of deposit	6,651,308	9,843,098

NET CASH PROVIDED BY FINANCING ACTIVITIES	910,179	17,998,274

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,694,779)	10,673,101
Cash and cash equivalents at beginning of period	7,460,311	4,662,288

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,765,532	$15,335,389

See notes to condensed interim financial statements.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Unaudited)

Bank of Auburn Hills

NOTE A—BASIS OF PRESENTATION

The accompanying condensed financial statements of Bank of Auburn Hills (the “Bank”) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information.  Accordingly, they do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America.

The condensed interim financial statements do, however, include all adjustments of a normal recurring nature which the Bank considers necessary for a fair presentation of the interim periods.

The results of operations for the nine-month period ended September 30, 2008 are not necessarily indicative of the results to be expected for the year ending December 31, 2008.

The balance sheet as of December 31, 2007 was derived from audited financial statements as of that date.

NOTE B—FAIR VALUE

As discussed in Note E, SFAS No. 157 was implemented by the Bank effective January 1, 2008.  SFAS No. 157 establishes a hierarchy that prioritizes the use of fair value inputs used in valuation methodologies into the following three levels:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2:  Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be derived from or corroborated by observable market data by correlation or other means.

Level 3: Significant unobservable inputs that reflect the reporting entity's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The following is a description of the Bank's valuation methodologies used to measure and disclose the fair values of its financial assets and liabilities on a recurring or nonrecurring basis:

Mortgage loans held for sale:  Mortgage loans held for sale are carried at the lower of cost or fair value and are measured on a nonrecurring basis.  Fair value is based on independent quoted market prices, where applicable, or the prices for other mortgage whole loans with similar characteristics.

Loans:  The Bank does not record loans at fair value on a recurring basis.  However, from time to time, nonrecurring fair value adjustments to collateral dependent loans are recorded to reflect partial write-downs based on the observable market price or current appraised value of the collateral.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Unaudited)

Bank of Auburn Hills

NOTE B—FAIR VALUE—Continued

The balances of assets and liabilities measured at fair value on a nonrecurring basis as of September 30, 2008 were as follows (in $1,000s):

	Total	Significant Other Observable Inputs (Level 2)	Total Gains (Losses)

Impaired loans (1)	$1,706	$1,706	$(23)

(1)	Represents carrying value and related write-downs for which adjustments are based on the appraised value of the collateral.

There were no assets and liabilities measured at fair value on a recurring basis as of September 30, 2008.

The Bank will apply the fair value measurement and disclosure provisions of SFAS No. 157 effective January 1, 2009 to nonfinancial assets and liabilities measured on a nonrecurring basis.  The Bank measures the fair value of the following on a nonrecurring basis:  (1) long-lived assets, (2) foreclosed assets, (3) the reporting unit under step one of its goodwill impairment test and (4) indefinite lived assets.

NOTE C—STOCK OPTIONS AND STOCK-BASED COMPENSATION

No stock-based compensation expense has been recorded upon granting of stock options through December 31, 2006, because such stock options have been accounted for under the provisions of Accounting Principles Board (APB) Opinion 25 (and related interpretations) and were granted at an exercise price equal to the market price of common stock at grant date.

Statement of Financial Accounting Standards No. 123(R), Accounting for Stock-Based Compensation, which became effective January 1, 2006 for the Bank, establishes an alternative fair value method of accounting for stock options whereby compensation expense would be recognized based on the computed fair value of the options on the grant date.  The Bank granted no stock options during the nine months ended September 30, 2008 and 2007.  At September 30, 2008, 36,800 stock options were outstanding with an exercise price of $10.00 per option.

NOTE D—NET LOSS PER SHARE

Net loss per share is based on the weighted average number of common shares outstanding (800,000 shares).  The impact of stock options (see Note C) was antidilutive for the periods presented.

NOTE E—NEW ACCOUNTING STANDARDS

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements, which provides a definition of fair value for accounting purposes, establishes a framework for measuring fair value and expands related financial statement disclosures.  In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure, on an item-by-item basis, specified financial instruments and certain other items at fair value.  Unrealized gains and losses on items for which the fair value option has been elected are required to be reported in earnings at each reporting date.  Statement No. 159 is applied prospectively and has been implemented by the Bank effective January 1, 2008.  The Bank has not elected the fair value option through September 30, 2008.  Statement No. 157 does not require any new fair value measurements and was initially effective for the Bank beginning January 1, 2008.  The Bank's disclosures relating to

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Unaudited)—Continued

Bank of Auburn Hills

NOTE E—NEW ACCOUNTING STANDARDS—Continued

SFAS No. 157 are set forth in Note B.  In February 2008, the FASB issued FASB Staff Position (FSP) FAS 157-2.  FSP FAS 157-2 defers the effective date of SFAS No. 157 until January 1, 2009 for nonfinancial assets and nonfinancial liabilities except those items recognized or disclosed at fair value on an annual or more frequently recurring basis.  SFAS No. 157 was amended effective October 10, 2008 by FSP FAS 157-3 to clarify application of fair value measurement in a market that is not active.  FAS 157 was partially adopted, as permitted by the FSP, and the effect was not material on the Bank's financial statements in 2008.

In June 2007, the Financial Accounting Standards Board (FASB) ratified an Emerging Issues Task Force (EITF) consensus regarding Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards.  This new guidance became effective for the Bank on January 1, 2008 and did not have a material effect on the Bank's financial statements upon implementation.

In December 2007, the FASB issued Statement No. 141(R), Business Combinations, to further enhance the accounting and financial reporting related to business combinations.  Statement No. 141(R) establishes principles and requirements for how the acquirer in a business combination (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree, (2) recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase, (3) requires that acquisition-related and restructuring costs be recognized separately from the acquisition, generally charged to expense when incurred and (4) determines information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  Statement No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009.  The effects of the Bank's adoption of Statement No. 141(R) will depend upon the extent and magnitude of acquisitions after December 31, 2008.

In March 2008 the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133.  This new guidance revises the presentation and disclosure of derivatives and hedging activities and will be effective for the Bank on January 1, 2009.  Although management has not completed its review of the new standard, implementation is not expected to have a material impact on the Bank’s financial statements.

The FASB has also recently issued several proposals to amend, supersede or interpret existing accounting standards which may impact the Bank's financial statements at a later date, such as a proposed amendment to Statement No. 128, Earnings per Share, among other things.

The Bank's management has not completed its analysis of this new guidance (as proposed, where applicable) although it anticipates the potential impact (if finalized, where applicable) would not be material to the Bank's financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies.  Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to the Bank’s financial statements.

Bank of Auburn Hills
______

Financial Statements

Periods ended December 31, 2007, 2006 and 2005

Bank of Auburn Hills

BDO Seidman, LLP Accountants and Consultants	99 Monroe Avenue N.W., Suite 800 Grand Rapids, Michigan 49503-2654 Telephone: (616) 774-7000 Fax: (616) 776-3680

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Bank of Auburn Hills

We have audited the accompanying balance sheets of Bank of Auburn Hills as of December 31, 2007 and 2006, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2007 and 2006, and the period from July 13, 2005 (date of inception) to December 31, 2005.  These financial statements are the responsibility of the Bank’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bank of Auburn Hills as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years ended December 31, 2007 and 2006, and the period from July 13, 2005 (date of inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

Grand Rapids, Michigan
April 4, 2008

BALANCE SHEETS

Bank of Auburn Hills

	December 31
	2007	2006
ASSETS
Cash and due from banks	$218,259	$572,288
Interest-bearing deposits with banks	1,047,052
Federal funds sold	6,195,000	4,090,000
Cash and cash equivalents	7,460,311	4,662,288
Portfolio loans, less allowance for loan losses of $820,000 in 2007 and $410,000 in 2006—Note B	35,766,002	26,021,638
Premises and equipment—Note D	189,054	263,692
Accrued interest income	172,155	144,063
Other assets	1,179,873	467,217

TOTAL ASSETS	$44,767,395	$31,558,898

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$2,403,205	$2,187,043
Interest-bearing—Note E	35,229,386	21,852,711
Total deposits	37,632,591	24,039,754
Accrued interest on deposits and other liabilities	238,390	287,574
Total liabilities	37,870,981	24,327,328

STOCKHOLDERS' EQUITY—Notes F and K:
Common stock, par value $5.00 per share, 840,000 shares authorized; 800,000 shares issued and outstanding	4,000,000	4,000,000
Additional paid-in capital	4,000,000	4,000,000
Retained-earnings deficit	(1,103,586)	(768,430)
Total stockholders' equity	6,896,414	7,231,570

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$44,767,395	$31,558,898

See notes to financial statements.

STATEMENTS OF OPERATIONS

Bank of Auburn Hills

	Year Ended December 31		Period Ended December 31,
	2007	2006	2005
Interest income:
Portfolio loans (including fees)	$2,716,199	$1,599,035	$137,537
Loans held for sale	3,433	827	535
Federal funds sold	334,497	131,986	87,647
Interest-bearing deposits with banks	47,052
Other			8,550
Total interest income	3,101,181	1,731,848	234,269
Interest expense on deposits	1,601,116	622,668	13,883
Net interest income	1,500,065	1,109,180	220,386
Provision for loan losses—Note B	702,478	320,000	90,000
Net interest income after provision
for loan losses	797,587	789,180	130,386
Noninterest income:
Service charges on deposit accounts	33,178	6,547	282
Fees from origination of non-portfolio residential
mortgage loans	43,661	14,900	2,079
Fees from syndication and placement of non-portfolio commercial loans		5,650	94,875
Gains on sale of other non-portfolio commercial loans	45,731	84,102
Gains on sale of government-guaranteed loans	62,215		15,749
Other	11,564	5,758	310
Total noninterest income	196,349	116,957	113,295
Noninterest expense:
Salaries and employee benefits	767,065	697,788	314,949
Occupancy—Note D	44,405	127,510	45,358
Equipment rent, depreciation and maintenance	107,509	124,015	40,004
Contracted data processing and administrative services	300,152	285,967	127,702
Bank services (ATMs, telephone banking and Internet banking)	33,508	27,256	5,524
FDIC insurance premiums and other regulatory fees	32,840	1,840
Preopening and start-up costs			287,513
Other	207,613	138,643	78,179
Total noninterest expense	1,493,092	1,403,019	899,229
Loss before income tax benefit	(499,156)	(496,882)	(655,548)
Income tax benefit—Note H	(164,000)	(165,000)	(219,000)

NET LOSS	$(335,156)	$(331,882)	$(436,548)

NET LOSS PER SHARE (basic and diluted)	$(0.42)	$(0.41)	$(0.55)

See notes to financial statements.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Bank of Auburn Hills

	Common Stock	Additional Paid-in Capital	Retained- Earnings Deficit	Total

Balances at July 13, 2005, beginning of period	$-0-	$-0-	$-0-	$-0-

Issuance of 800,000 shares of common stock for cash consideration of $10.00 per share in conjunction with formation of Bank	4,000,000	4,000,000		8,000,000

Net loss for the 2005 period			(436,548)	(436,548)

BALANCES AT DECEMBER 31, 2005	4,000,000	4,000,000	(436,548)	7,563,452

Net loss for 2006			(331,882)	(331,882)

BALANCES AT DECEMBER 31, 2006	4,000,000	4,000,000	(768,430)	7,231,570

Net loss for 2007			(335,156)	(335,156)

BALANCES AT DECEMBER 31, 2007	$4,000,000	$4,000,000	$(1,103,586)	$6,896,414

  See notes to financial statements.

STATEMENTS OF CASH FLOWS

Bank of Auburn Hills

	Year Ended December 31		Period Ended December 31,
	2007	2006	2005
OPERATING ACTIVITIES
Net loss for the period	$(335,156)	$(331,882)	$(436,548)
Adjustments to reconcile net loss to net cash used by operating activities:
Provision for loan losses	702,478	320,000	90,000
Depreciation of premises and equipment	85,180	129,884	49,225
Deferred income tax credit	(164,000)	(165,000)	(219,000)
Originations and purchases of loans held for sale	(598,000)	(704,645)	(125,000)
Proceeds from sales of loans held for sale	598,000	704,645	125,000
Increase in accrued interest income and other assets	(576,748)	(181,588)	(45,692)
Increase (decrease) in accrued interest expense on deposits and other liabilities	(49,184)	196,902	90,672

NET CASH USED BY OPERATING ACTIVITIES	(337,430)	(31,684)	(471,343)

INVESTING ACTIVITIES
Net increase in portfolio loans	(10,446,842)	(20,374,069)	(6,057,569)
Purchase of premises and equipment	(10,542)	(56,183)	(386,618)

NET CASH USED BY INVESTING ACTIVITIES	(10,457,384)	(20,430,252)	(6,444,187)

FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts and savings accounts	9,000,096	1,533,150	3,066,658
Net increase in certificates of deposit	4,592,741	19,312,938	127,008
Net proceeds from issuance of common stock			8,000,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	13,592,837	20,846,088	11,193,666
INCREASE IN CASH AND CASH EQUIVALENTS	2,798,023	384,152	4,278,136
Cash and cash equivalents at beginning of period	4,662,288	4,278,136	-0-

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$7,460,311	$4,662,288	$4,278,136

See notes to financial statements.

NOTES TO FINANCIAL STATEMENTS

Bank of Auburn Hills

December 31, 2007

NOTE A—SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation:  Bank of Auburn Hills (the "Bank") is a full-service commercial bank located in Auburn Hills, Michigan.  The Bank commenced operations in July 2005.  The Bank is 51%-owned by Capitol Bancorp Limited ("Capitol"), a national community bank-development company.

The Bank provides a full range of banking services to individuals, businesses and other customers located in its community.  A variety of deposit products are offered, including checking, savings, money market, individual retirement accounts and certificates of deposit.  The principal market for the Bank's financial services is the community in which it is located and the areas immediately surrounding that community.

Estimates:  The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results will differ from those estimates because of the inherent subjectivity and inaccuracy of any estimation.

Cash and Cash Equivalents:  Cash and cash equivalents include cash on hand, amounts due from banks (interest-bearing and noninterest-bearing) and federal funds sold.  Generally, federal funds transactions are entered into for a one-day period.

Loans Held For Sale:  Loans held for sale represent residential real estate mortgage loans held for sale into the secondary market.  Loans held for sale (none at December 31, 2007 and 2006) are stated at the aggregate lower of cost or market.  Fees from the origination of loans held for sale are recognized in the period the loans are originated.

Investment Securities:  Investment securities available for sale (none at December 31, 2007 and 2006) are carried at market value with unrealized gains and losses reported as a separate component of stockholders' equity, net of tax effect (accumulated other comprehensive income).  All other investment securities are classified as held for long-term investment (none at December 31, 2007 and 2006) and are carried at amortized cost, which approximates market value.

Investments are classified at the date of purchase based on management's analysis of liquidity and other factors.  The adjusted cost of specific securities sold is used to compute realized gains or losses.  Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Loans, Credit Risk and Allowance for Loan Losses:  Portfolio loans are carried at their principal balance based on management's intent and ability to hold such loans for the foreseeable future until maturity or repayment.

NOTES TO FINANCIAL STATEMENTS

Bank of Auburn Hills

December 31, 2007

NOTE A—SIGNIFICANT ACCOUNTING POLICIES—Continued

Credit risk arises from making loans and loan commitments in the ordinary course of business.  Consistent with the Bank's emphasis on business lending, there are concentrations of credit in loans secured by commercial real estate and less significant concentrations exist in loans secured by equipment and other business assets.  The maximum potential credit risk to the Bank, without regard to underlying collateral and guarantees, is the total of loans and loan commitments outstanding.  Management reduces the Bank's exposure to losses from credit risk by requiring collateral and/or guarantees for loans granted and by monitoring concentrations of credit, in addition to recording provisions for loan losses and maintaining an allowance for loan losses.

The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated losses inherent in the portfolio at the balance sheet date.  Management's determination of the adequacy of the allowance is an estimate based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the loan portfolio, loan commitments outstanding and other factors.  The allowance is increased by provisions charged to operations and reduced by net charge-offs.

The Bank has stand-by letters of credit outstanding that, when issued, commits the Bank to make payments on behalf of customers if certain specified future events occur, generally being non-payment by the customer.  These obligations generally expire within one year and require collateral and/or personal guarantees based on management’s credit assessment.  The maximum credit risk associated with these instruments equals their contractual amounts, assuming that the counterparty defaults and the collateral proves to be worthless.  The total contractual amounts do not necessarily represent future cash requirements since many of these guarantees may expire without being drawn upon.  The Bank records a liability, generally equal to the fees received, for these stand-by letters of credit.

Credit risk also arises from amounts of funds on deposit at other financial institutions (i.e., due from banks) to the extent balances exceed the limits of federal deposit insurance.  The Bank monitors the financial position of such financial institutions to evaluate credit risk periodically.

Interest and Fees on Loans:  Interest income on loans is recognized based upon the principal balance of loans outstanding.  Fees from origination of portfolio loans generally approximate the direct costs of successful originations.

The accrual of interest is generally discontinued when a loan becomes 90 days past due as to interest.  When interest accruals are discontinued, interest previously accrued (but unpaid) is reversed.  Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in process of collection.

NOTES TO FINANCIAL STATEMENTS

Bank of Auburn Hills

December 31, 2007

NOTE A—SIGNIFICANT ACCOUNTING POLICIES—Continued

Premises and Equipment:  Premises and equipment are stated on the basis of cost.  Depreciation, which relates primarily to equipment, furniture and software with estimated useful lives of three to seven years, is computed principally by the straight-line method.  Leasehold improvements are generally depreciated over the shorter of the respective lease term or estimated useful life.

Other Real Estate:  Other real estate (included as a component of other assets; $527,000 at December 31, 2007 and none at December 31, 2006) comprises properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure.  These properties held for sale are carried at estimated fair value (net of estimated selling cost) at the date acquired and are periodically reviewed for subsequent impairment.

Preopening and Start-up Costs:  Costs incurred prior to commencement of operations were charged to expense on the opening date.  Such costs consisted primarily of salaries, wages and employee benefits.

Stock-Based Compensation:  No stock-based compensation expense has been recorded upon granting of options to acquire common stock for the periods presented, because such stock options were accounted for under the provisions of Accounting Principles Board (APB) Opinion 25 (and related interpretations), when applicable, and were granted at an exercise price equal to the market price of common stock at grant date (such stock options were granted prior to 2006 and became fully vested at January 1, 2005 in advance of a new accounting standard applicable to stock options) (See Note F).  Stock options state a specific exercise price and expiration date and may be exercised by the optionee upon payment of the exercise price and related taxes due from the optionee; the Bank, in its discretion, may permit cashless exercises of stock options.  Generally, previously unissued shares of common stock are issued upon exercise of stock options.  Compensation expense for awards of stock options after January 1, 2006 is recognized ratably over the vesting period of the award based on the fair value of the option, computed using the Black-Scholes valuation model.

Stock price volatility used in the valuation model is based on historical volatility.  The risk-free interest rate is based on the yield of U.S. government securities with a maturity date that coincides with the expected option life.  The expected option life was estimated based on past exercise behavior of optionees and the related option term.

Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, requires the fair value method of accounting for stock options whereby compensation expense will be recognized based on the computed fair value of the options on the grant date for stock options granted on or after the effective date of the standard, January 1, 2006.  Certain pro forma disclosures of the expense recognition provisions of Statement No. 123(R) are required for periods prior to implementation of the standard for companies, such as the Bank, which used

NOTES TO FINANCIAL STATEMENTS

Bank of Auburn Hills

December 31, 2007

NOTE A—SIGNIFICANT ACCOUNTING POLICIES—Continued

the intrinsic-value method for accounting for stock options, and are as follows for the period ended December 31, 2005:

Fair value assumptions:
Risk-free interest rate	3.9%
Dividend yield	--
Stock price volatility	0.30
Expected option life	4 years
Aggregate estimated fair value of options granted	$143,040
Net loss:
As reported	(436,548)
Less pro forma compensation expense
regarding fair value of stock option
awards, net of income tax effect	(94,406)
Pro forma	(530,954)
Net loss per share (basic and diluted):
As reported	(0.55)
Pro forma	$(0.66)

Trust Assets and Related Income:  Customer property, other than funds on deposit, held in a fiduciary or agency capacity by the Bank is not included in the balance sheet because it is not an asset of the Bank.  Trust fee income is recorded on the accrual method.

Federal Income Taxes:  Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.  The effect on deferred income taxes of a change in tax laws or rates is recognized in income in the period that includes the enactment date.

Net Loss Per Share:  Net loss per share is based on the weighted average number of common shares outstanding (800,000 shares).  Due to the net loss reported in the periods presented, stock options outstanding (see Note F) were excluded from the computation of diluted net loss per share as their inclusion would have been antidilutive.

Comprehensive Loss:  Comprehensive loss is the sum of net loss and certain other items which are charged or credited to stockholders' equity.  For the period presented, the Bank's only element of comprehensive loss was the net loss from operations.

New Accounting Standards:  In March 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 156, Accounting for Servicing of Financial Assets, which is an amendment of Statement No. 140, intended to simplify the accounting for servicing assets and liabilities, such as those common with mortgage securitization activities.  Statement No. 156 is effective for years beginning after September 15, 2006.  The standard's adoption effective January 1, 2007 did not have a material effect on the Bank’s financial statements.

NOTES TO FINANCIAL STATEMENTS

Bank of Auburn Hills

December 31, 2007

NOTE A—SIGNIFICANT ACCOUNTING POLICIES—Continued

In July 2006, the FASB issued Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with Statement No. 109, Accounting for Income Taxes.  FIN 48 prescribes a comprehensive model for how companies should recognize, measure, present and disclose in their financial statements uncertain tax positions taken or expected to be taken in a tax return.  Under FIN 48, tax positions are recognized in the financial statements when it is more-likely-than-not the position will be sustained upon examination by the tax authorities.  Such tax positions will be measured initially and thereafter as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement, presuming the tax authority has full knowledge of the position and all relevant facts.  FIN 48 also revises disclosure requirements to include disclosure of unrecognized tax benefits.  FIN 48 did not have a material effect on the Bank’s financial statements upon implementation effective January 1, 2007.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements, which provides a definition of fair value for accounting purposes, establishes a framework for measuring fair value and expands related financial statement disclosures.  In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure, on an item-by-item basis, specified financial instruments and certain other items at fair value.  Unrealized gains and losses on items for which the fair value option has been elected are required to be reported in earnings at each reporting date.  Statement No. 159 will be applied prospectively and implemented by the Bank effective January 1, 2008.  The effect of these new standards’ adoption is not expected to be material.  Statement No. 157 does not require any new fair value measurements and was initially effective for the Bank beginning January 1, 2008.  In February 2008, the FASB issued FASB Staff Position (FSP) FAS 157-2.  FSP FAS 157-2 defers the effective date of SFAS No. 157 until January 1, 2009 for nonfinancial assets and nonfinancial liabilities except those items recognized or disclosed at fair value on an annual or more frequently recurring basis.  Management has not completed its review of the new guidance; however, the effect of the Statement’s implementation is not expected to be material to the Bank’s results of operations or financial position.

In June 2007, the FASB ratified an Emerging Issues Task Force (EITF) consensus regarding Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards, which becomes effective for the Bank January 1, 2008.  Management expects the effect of this new guidance upon implementation will not be material to the Bank’s financial statements.

In December 2007, the FASB issued Statement No. 141(R), Business Combinations, to further enhance the accounting and financial reporting related to business combinations.  Statement No. 141(R) establishes principles and requirements for how the acquirer in a business combination (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree, (2) recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase, (3) requires that

NOTES TO FINANCIAL STATEMENTS

Bank of Auburn Hills

December 31, 2007

NOTE A—SIGNIFICANT ACCOUNTING POLICIES—Continued

acquisition-related and restructuring costs to be recognized separately from the acquisition, generally charged to expense when incurred and (4) determines information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  Statement No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009.  The effects of the Bank’s adoption of Statement No. 141(R) will depend upon the extent and magnitude of any business combinations after December 31, 2008.

Also recently, the FASB has issued several proposals to amend, supersede or interpret existing accounting standards which may impact the Bank's financial statements at a later date:

•	Proposed amendment to Statement No. 128, Earnings per Share;
•	FASB FSP to require recalculation of leveraged leases if the timing of tax benefits affect cash flows; and
•	EITF Issue No. 06-4 which addresses accounting for deferred compensation and post retirement benefits of endorsement split-dollar life insurance.

The Bank's management has not completed its analysis of this new guidance (as proposed, where applicable) although it anticipates the potential impact (if finalized, where applicable) would not be material to the Bank's financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies.  Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to the Bank's financial statements.

NOTE B—LOANS

Portfolio loans consisted of the following at December 31:

	2007	2006
Loans secured by real estate:
Commercial	$16,938,942	$8,860,652
Residential (including multi-family)	5,882,746	4,875,026
Construction, land development and other land	5,903,333	3,958,925
Total loans secured by real estate	28,725,021	17,694,603
Commercial and other business-purpose loans	7,651,426	7,626,168
Consumer	208,364	609,656
Other	1,191	501,211
Total portfolio loans	36,586,002	26,431,638
Less allowance for loan losses	(820,000)	(410,000)
Net portfolio loans	$35,766,002	$26,021,638

NOTES TO FINANCIAL STATEMENTS

Bank of Auburn Hills

December 31, 2007

NOTE B—LOANS—Continued

Transactions in the allowance for loan losses are summarized below:

	2007	2006	2005
Balance at beginning of period	$410,000	$90,000	$-0-
Provision charged to operations	702,478	320,000	90,000
Loans charged off (deduction)	(292,691)	--	--
Recoveries	213	--	--

Balance at December 31	$820,000	$410,000	$90,000

Impaired loans (i.e., loans for which there is a reasonable probability that borrowers would be unable to repay all principal and interest due under the contractual terms of the loan documents) were not material.  Nonperforming loans (i.e., loans which are 90 days or more past due and loans on nonaccrual status) as of December 31, 2007 and 2006 are summarized below:

	December 31
	2007	2006
Nonaccrual loans:
Loans secured by real estate:
Commercial	$49,000
Residential (including multi-family)	821,000
Construction, land development and other land	248,000	$593,000
Total loans secured by real estate	1,118,000	593,000
Commercial and other business-purpose loans	80,000
Consumer		36,000
Total nonaccrual loans	1,198,000	629,000

Past due (>90 days) loans:
Loans secured by residential real estate (including multi-family)	95,000

Total nonperforming loans	$1,293,000	$629,000

If nonperforming loans had performed in accordance with their contractual terms during 2007, additional interest income of $106,000 would have been recorded.  At December 31, 2007, there were no material amounts of loans which were restructured or otherwise renegotiated as a concession to troubled borrowers.

NOTES TO FINANCIAL STATEMENTS

Bank of Auburn Hills

December 31, 2007

NOTE B—LOANS—Continued

The amounts of the allowance for loan losses allocated in the following table are based on management's estimate of losses inherent in the portfolio at the balance sheet date, and should not be interpreted as an indication of future charge-offs:

	December 31, 2007		December 31, 2006
	Amount	Percentage of Total Portfolio Loans	Amount	Percentage of Total Portfolio Loans

Loans secured by real estate:
Commercial	$229,000	0.62%	$108,000	0.41%
Residential (including multi-family)	330,000	0.90	92,000	0.35
Construction, land development and other land	108,000	0.30	80,000	0.30
Total loans secured by real estate	667,000	1.82	280,000	1.06
Commercial and other business-purpose loans	141,000	0.39	115,000	0.43
Consumer	12,000	0.03	15,000	0.06

Total allowance for loan losses	$820,000	2.24%	$410,000	1.55%

NOTE C—RELATED PARTIES TRANSACTIONS

In the ordinary course of business, the Bank may make loans to officers and directors of the Bank including their immediate families and companies in which they are principal owners.  At December 31, 2007, total loans to these persons approximated $174,000 ($1,189,000 as of December 31, 2006).  During 2007, $500,000 of new loans were made to these persons and repayments totaled $1,515,000.  Such loans, when made, are at the Bank's normal credit terms.

Such officers and directors of the Bank (and their associates, family and/or affiliates) are also depositors of the Bank and those deposits, as of December 31, 2007, approximated $10 million.  Such deposits are similarly made at the Bank's normal terms as to interest rate, term and deposit insurance.

The Bank purchases certain data processing and management services from Capitol.  Amounts paid for such services approximated $298,000, $284,000 and $126,000 in 2007, 2006 and 2005, respectively.

NOTES TO FINANCIAL STATEMENTS

Bank of Auburn Hills

December 31, 2007

NOTE D—PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following at December 31:

	2007	2006
Leasehold improvements	$68,203	$68,203
Equipment, furniture and software	385,140	374,598
	453,343	442,801
Less accumulated depreciation	(264,289)	(179,109)

	$189,054	$263,692

Through December 31, 2007, the Bank has rented temporary facilities under an operating lease.  Rent expense under that lease agreement approximated $66,000 in 2006 and $19,000 in 2005.  In 2007, the Bank entered into a 124-month lease agreement (excluding optional renewal periods) for a to-be-constructed facility which is expected to be ready for occupancy in 2008.  As part of the new lease agreement, the landlord (a related party of the Bank) agreed to reimburse the Bank for its monthly rent obligation for the temporary facilities for periods after May 2007, which reduced 2007 rent expense to $29,000.

At December 31, 2007, future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year were as follows:

2008	$60,000
2009	179,000
2010	275,000
2011	281,000
2012	288,000
2013 and thereafter	1,856,000

Total	$2,939,000

NOTE E—DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $13.5 million and $18.0 million as of December 31, 2007 and 2006, respectively.

At December 31, 2007, the scheduled maturities of time deposits were as follows:

2008	$14,075,000
2009	5,499,000
2010	3,097,000
2011	1,263,000
2012	99,000

Total	$24,033,000

Interest paid approximates amounts charged to operations on an accrual basis for the periods presented.

NOTES TO FINANCIAL STATEMENTS

Bank of Auburn Hills

December 31, 2007

NOTE F—STOCK OPTIONS

At December 31, 2007, 2006 and 2005, 36,800 stock options were outstanding, all of which were granted during the 2005 period and expire in 2009.  Each option is fully vested and enables the holder to purchase one share of the Bank's common stock at $10.00 per share.

NOTE G—EMPLOYEE RETIREMENT PLAN

Subject to eligibility requirements, the Bank's employees participate in a multi-employer employee 401(k) retirement plan.  Employer contributions charged to expense by the Bank for this plan approximated $13,000, $11,000 and $2,000 in 2007, 2006 and 2005, respectively.

NOTE H—FEDERAL INCOME TAXES

The credit for federal income taxes consists of the following components:

	2007	2006	2005
Current	$-0-	$-0-	$-0-
Deferred credit	164,000	165,000	219,000

	$164,000	$165,000	$219,000

Net deferred income tax assets, included as a component of other assets, consisted of the following at December 31:

	2007	2006
Allowance for loan losses	$279,000	$139,000
Net operating loss carryforward	179,000	152,000
Organizational costs	81,000	88,000
Other, net	9,000	5,000

	$548,000	$384,000

No federal income taxes were paid during 2007, 2006 and 2005.  As of December 31, 2007, the Bank had a net operating loss carryforward for federal income tax purposes of approximately $528,000, of which $269,000 expires in 2025, $179,000 expires in 2026 and $80,000 expires in 2027, and will reduce taxes payable in future periods and has been recognized for financial reporting purposes.  Management believes, based on its estimate of future taxable income, it is more likely than not the Bank will generate sufficient taxable income to fully utilize the net operating loss carryforward.

In conjunction with implementation of FIN 48 effective January 1, 2007 (see Note A), management concluded that there were no significant uncertain tax positions requiring recognition in the financial statements.  The evaluation was performed for the tax years of 2005 and 2006, the tax years which remain subject to examination by major tax jurisdictions and was updated as of December 31, 2007.

NOTES TO FINANCIAL STATEMENTS

Bank of Auburn Hills

December 31, 2007

NOTE H—FEDERAL INCOME TAXES—Continued

The Bank may from time to time be assessed interest or penalties associated with tax liabilities by major tax jurisdictions, although any such assessments are estimated to be minimal and immaterial.  To the extent the Bank has received an assessment for interest and/or penalties, it has been classified in the statements of income as a component of other noninterest expense.

NOTE I—ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying values and estimated fair values of financial instruments at December 31 were as follows (in thousands):

	2007		2006
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$7,460	$7,460	$4,662	$4,662
Portfolio loans:
Loans secured by real estate:
Commercial	16,939	17,266	8,861	8,722
Residential (including multi-family)	5,883	5,939	4,875	4,776
Construction, land development and other land	5,903	6,015	3,959	3,888
Total loans secured by real estate	28,725	29,220	17,695	17,386
Commercial and other business-purpose loans	7,652	7,684	7,626	7,581
Consumer	208	208	610	598
Other	1		501	501
Total portfolio loans	36,586	37,112	26,432	26,066
Less allowance for loan losses	(820)	(820)	(410)	(410)
Net portfolio loans	35,766	36,292	26,022	25,656

Financial Liabilities:
Deposits:
Noninterest-bearing	2,403	2,403	2,188	2,188
Interest-bearing:
Demand accounts	11,197	11,197	2,412	2,393
Time certificates of less than $100,000	10,490	10,603	1,447	1,446
Time certificates of $100,000 or more	13,543	13,558	17,993	17,998
Total interest-bearing	35,230	35,358	21,852	21,837
Total deposits	37,633	37,761	24,040	24,025

NOTES TO FINANCIAL STATEMENTS

Bank of Auburn Hills

December 31, 2007

NOTE I—ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS—Continued

Estimated fair values of financial assets and liabilities are based upon a comparison of current interest rates on financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest unless quoted market values or other fair value information is more readily available.  Such estimates of fair value are not intended to represent market value or portfolio liquidation value, and only represent an estimate of fair values based on current financial reporting requirements.

NOTE J—COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, various loan commitments are made to accommodate the financial needs of Bank customers.  Such loan commitments include stand-by letters of credit, lines of credit, and various commitments for other commercial, consumer and mortgage loans.  Stand-by letters of credit, when issued, commit the Bank to make payments on behalf of customers when certain specified future events occur and are used infrequently (none at December 31, 2007 and $50,000 at December 31, 2006).  Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($5.1 million and $9.5 million at December 31, 2007 and 2006, respectively).

These loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal.  All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the Bank's normal credit policies.  In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management's credit assessment.

The Bank is required to maintain an average reserve balance in the form of cash on hand and balances due from the Federal Reserve Bank and certain correspondent banks.  The amount of reserve balance required as of December 31, 2007 and 2006 was $25,000.

Deposits at the Bank are insured up to the maximum amount covered by FDIC insurance.

NOTE K—CAPITAL REQUIREMENTS

Federal financial institution regulatory agencies have established certain risk-based capital guidelines.  Those guidelines require all banks to maintain certain minimum ratios and related amounts based on "Tier 1" and "Tier 2" capital and "risk-weighted assets" as defined and periodically prescribed by the respective regulatory agencies.  Failure to meet these capital requirements can result in severe regulatory enforcement action or other adverse consequences for a depository institution and, accordingly, could have a material impact on the Bank's financial statements.

NOTES TO FINANCIAL STATEMENTS

Bank of Auburn Hills

December 31, 2007

NOTE K—CAPITAL REQUIREMENTS—Continued

Under the regulatory capital adequacy guidelines and related framework for prompt corrective action, the specific capital requirements involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices.  The capital amounts and classifications are also subject to qualitative judgments by regulatory agencies about components, risk weighting and other factors.

As a condition of charter approval, the Bank is required to maintain a core capital (Tier 1) to average total assets of not less than 8% and an allowance for loan losses of not less than 1% of portfolio loans for the first three years of operations.

As of December 31, 2007, the most recent notification received by the Bank from regulatory agencies has advised that the Bank is classified as "well-capitalized" as that term is defined by the applicable agencies.  There are no conditions or events since those notifications that management believes would change the regulatory classification of the Bank.

Management believes, as of December 31, 2007, that the Bank meets all capital adequacy requirements to which it is subject.

The Bank's various amounts of regulatory capital and related ratios as of December 31 are summarized below (amounts in thousands):

		2007		2006
Tier 1 capital to average total assets:
Minimum required amount	≥	$3,740	≥	$2,394
Actual amount		$6,348		$6,848
Ratio		13.58%		22.88%

Tier 1 capital to risk-weighted assets:
Minimum required amount(1)	≥	$1,488	≥	$1,079
Actual amount		$6,348		$6,848
Ratio		17.06%		25.38%

Combined Tier 1 and Tier 2 capital to risk-weighted assets:
Minimum required amount(2)	≥	$2,976	≥	$2,158
Amount required to meet "Well-Capitalized" category(3)	≥	$3,720	≥	$2,698
Actual amount		$6,817		$7,186
Ratio		18.32%		26.64%

(1)	The minimum required ratio of Tier 1 capital to risk-weighted assets is 4%.
(2)	The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets is 8%.
(3)	In order to be classified as a 'well-capitalized' institution, the ratio of Tier 1 and Tier 2 capital to risk-weighted assets must be 10% or more.

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ANNEX C

FINANCIAL AND OTHER INFORMATION REGARDING
CAPITOL BANCORP LIMITED

The following items are incorporated by reference to this Proxy Statement/Prospectus as mailed to the shareholders of BAH:

-	Report on Form 10-Q for period ended September 30, 2008

-	Report on Form 10-Q for period ended June 30, 2008

-	Report on Form 10-Q for period ended March 31, 2008

-	Annual report to shareholders for year ended December 31, 2007

-	Annual report on Form 10-K for year ended December 31, 2007

-	Proxy statement for Capitol's Annual Meeting of Shareholders held on April 23, 2008

-	Capitol's Current Reports on Form 8-K filed with the SEC on:

-	February 6, 2009
-	February 3, 2009
-	January 29, 2009
-	December 16, 2008
-	December 15, 2008
-	December 10, 2008
-	December 1, 2008
-	November 14, 2008
-	October 16, 2008
-	August 29, 2008
-	August 8, 2008
-	July 30, 2008
-	July 17, 2008
-	July 9, 2008
-	July 1, 2008
-	June 27, 2008
-	June 20, 2008
-	June 19, 2008
-	June 10, 2008
-	April 24, 2008
-	April 17, 2008
-	March 31, 2008
-	March 18, 2008
-	February 1, 2008
-	January 31, 2008

C-1

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C-2

PART II

Item 20.  Indemnification of Directors and Officers.

Sections 561 – 571 of the Michigan Business Corporation Act ("MBCA"), grant the Registrant broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of the Registrant, provided that the person acted in good faith and in a manner he reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The MBCA also gives the Registrant powers to indemnify any such person against reasonable expenses in connection with any action by or in the right of the Registrant, provided the person acted in good faith and in a manner he reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of the Registrant, except that no indemnification may be made if such person is adjudged to be liable to the Registrant, or in connection with any proceeding charging improper personal benefit to the director whether or not involving action in the director's official capacity, in which the director was held liable on the basis that the personal benefit was improperly received by the director.  In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the Registrant is required by the MBCA to indemnify him against expenses, including attorneys' fees, that are actually and reasonably incurred by him in connection therewith.

The Registrant's Articles of Incorporation contain provisions entitling directors and executive officers of the Registrant to indemnification against certain liabilities and expenses to the full extent permitted by Michigan law.

Under an insurance policy maintained by the Registrant, the directors and officers of the Registrant are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 21.  Exhibits And Financial Statement Schedules.

(a)           Exhibits.

Reference is made to the Exhibit Index at Page II-7 of the Registration Statement.

(b)
All Financial Statements Schedules are omitted in the Registrant's Annual Report on Form 10-K for the year ended December 31, 2007 because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto that are incorporated herein by reference.

Item 22.  Undertakings.

(A)           The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(2)
That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)
The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)           The undersigned Registrant hereby undertakes:

(1)
That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)
That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(E)           The undersigned Registrant hereby undertakes:

(1)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(2)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lansing, Michigan on February 17 , 2009.

CAPITOL BANCORP LIMITED

By:  /s/ JOSEPH D. REID
JOSEPH D. REID
Chairman of the Board and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 17 , 2009.

Signature	Title

/s/ JOSEPH D. REID	Chairman of the Board and
JOSEPH D. REID	Chief Executive Officer,
Director (Principal Executive
Officer)

/s/ LEE W. HENDRICKSON	Chief Financial Officer (Principal
LEE W. HENDRICKSON	Financial and Accounting Officer)

/s/ DAVID O’LEARY*	Secretary, Director
DAVID O'LEARY

/s/ PAUL R. BALLARD*	Director
PAUL R. BALLARD

___________________________	Director
DAVID L. BECKER

/s/ MICHAEL J. DEVINE*	Director
MICHAEL J. DEVINE

___________________________	Director
JAMES C. EPOLITO

/s/ GARY A. FALKENBERG*	Director
GARY A. FALKENBERG

/s/ JOEL I. FERGUSON*	Director
JOEL I. FERGUSON

___________________________	Director
KATHLEEN A. GASKIN

/s/ H. NICHOLAS GENOVA*	Director
H. NICHOLAS GENOVA

Signature	Title

/s/ MICHAEL F. HANNLEY*	Director
MICHAEL F. HANNLEY

/s/ RICHARD A. HENDERSON*	Director
RICHARD A. HENDERSON

/s/ LEWIS D. JOHNS*	Director
LEWIS D. JOHNS

___________________________	Vice Chairman
MICHAEL L. KASTEN

___________________________	President of Bank Performance, Director
JOHN S. LEWIS

/s/ STEVEN L. MAAS*	Director
STEVEN L. MAAS

___________________________	Vice Chairman
LYLE W. MILLER

/s/ MYRL D. NOFZIGER*	Director
MYRL D. NOFZIGER

/s/ CRISTIN K. REID*	Corporate President, Director
CRISTIN K. REID

/s/ RONALD K. SABLE*	Director
RONALD K. SABLE

*By:  /s/ JOSEPH D. REID
  Joseph D. Reid
  Attorney-in-fact

EXHIBIT INDEX

Exhibit No.                                Description

2.1	Plan of Share Exchange (included in the Proxy Statement/Prospectus as Annex A).

5	Opinion of Brian K. English, General Counsel, as to the validity of the shares. *

8	Tax Opinion of Honigman Miller Schwartz and Cohn, LLP. *

23.1a	Consent of BDO Seidman, LLP.

23.1b	Consent of BDO Seidman, LLP.

23.2	Consent of Honigman Miller Schwartz and Cohn, LLP (included in Exhibit 8).

24	Power of Attorney (included on the signature page of the Registration Statement).

99	Form of proxy for the Annual Meeting of Shareholders of Bank of Auburn Hills.

*Previously filed.